Exhibit 99.1

The Share Exchange described in this notice involves securities of Japanese companies. Information distributed in connection with the Share Exchange and the related shareholder vote is subject to Japanese disclosure requirements that are different from those of the United States. Financial information included in this notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of U.S. companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the Share Exchange since the companies are located in Japan and some or all of their officers and directors are residents of Japan. You may not be able to sue the companies or their officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the subject company otherwise than under the Share Exchange, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed offer.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

To All Shareholders:

Securities code: 6624

June 10, 2019

Yuuri Ono
President and CEO
Tabuchi Electric Co., Ltd.
3-4-30 Miyahara, Yodogawa-ku,
Osaka, Japan

NOTICE FOR

THE 81ST ORDINARY GENERAL MEETING OF SHAREHOLDERS

Notice is hereby given that the 81st Ordinary General Meeting of Shareholders of Tabuchi Electric Co., Ltd. (the “Company,” together with its subsidiaries, the “Group”) will be held as detailed below, and your attendance is cordially requested.

If you are unable to attend the General Meeting of Shareholders (the “Meeting”), you may exercise the voting rights in writing. Please read the attached Reference Documents for the General Meeting of Shareholders, indicate your approval or disapproval on each proposal on the enclosed voting rights exercise form, and return it so that it is received by 5:30 p.m. JST on Monday, June 24, 2019.

1. Date:	Tuesday, June 25, 2019, 10:00 a.m. JST
(The reception is scheduled to start at 9:00 a.m.)

2. Place:	Conference Room SAKURA
International House, Osaka (Osaka Conference Center & Hotel)
8-2-6 Uehommachi, Tennoji-ku, Osaka

3. Agenda:

Reports

1.	The Business Report, Consolidated Financial Statements and the results of audits of the Consolidated Financial Statements for the 81st Fiscal Year (April 1, 2018 to March 31, 2019) by the Accounting Auditor and the Audit and Supervisory Committee

2.	Non-consolidated Financial Statements for the 81st Fiscal Year (April 1, 2018 to March 31, 2019)

Proposals

No. 1	Election of three (3) Directors (excluding Directors who are Audit and Supervisory Committee Members)

No. 2	Election of an Accounting Auditor

No. 3	Approval of the abolition of measures against large-scale acquisition of shares in Tabuchi Electric Co., Ltd. (takeover defense measure)

No. 4	Approval of agreement to exchange shares between Tabuchi Electric Co., Ltd. and Diamond Electric Holdings Co., Ltd.

●	When attending the Meeting, please submit your enclosed voting rights exercise form at the reception. Also, please remember to bring this notice with you.

●	Among documents that should be attached to this notice, the following items are posted on the Company’s website (http://www.zbr.co.jp/english/), in accordance with laws, regulations and Article 14 of the Articles of Incorporation. Therefore, these items are not included in the documents attached to this notice.

(1)	Consolidated Statement of Changes in Equity and Notes to Consolidated Financial Statements

(2)	Non-consolidated Statement of Changes in Equity and Notes to Non-consolidated Financial Statements

(3)	The Articles of Incorporation of Diamond Electric Holdings Co., Ltd. and the content of its non-consolidated financial statements for the latest year from the Reference Materials for the General Meeting of Shareholders

The consolidated and non-consolidated financial statements audited by the accounting auditor and the Audit and Supervisory Committee include the documents attached to this notice as well as those posted on the Company’s website above: the consolidated and non-consolidated statement of changes in equity, notes to consolidated and non-consolidated financial statements.

●	Any corrections to the content of the Reference Materials for the General Meeting of Shareholders, the business report, consolidated or non-consolidated financial statements will be notified by mail in writing up to the day preceding the Meeting, and will be posted on the Company’s website (http://www.zbr.co.jp/english/) thereafter.

REFERENCE MATERIALS FOR THE GENERAL MEETING OF SHAREHOLDERS

Proposals and References

No. 1:	Election of three (3) Directors (excluding Directors who are Audit and Supervisory Committee Members)

The term of office for all three (3) Directors (excluding Directors who are Audit and Supervisory Committee Members) will expire at the conclusion of this Meeting. Therefore, the Company requests the election of three (3) Directors (excluding Directors who are Audit and Supervisory Committee Members). The Audit and Supervisory Committee has confirmed that it has no particular opinion regarding this proposal.

The candidates for Directors (excluding Directors who are Audit and Supervisory Committee Members) are as follows.

No.	Name (Date of birth)	Career summary, positions, responsibilities and significant concurrent positions		Number of shares of the Company held
1	Yuuri Ono (November 3, 1974) [Re-election]	May 2005	Representative of YuuRism Consulting	-
		April 2015	President and Representative Director of NST Corporation
		June 2016	President and Representative Director of Diamond Electric MFG. Co., Ltd.
		October 2016	Representative Director and CEO
		June 2017	President and CEO and Group CEO
		October 2018	President and CEO of Diamond Electric MFG. Co., Ltd. (current position) President and CEO and Group CEO of Diamond Electric Holdings Co., Ltd. (current position)
		January 2019	President and CEO of the Company (current position)
(Significant concurrent positions) President and CEO, Group CEO of Diamond Electric Holdings Co., Ltd. President and CEO of Diamond Electric MFG. Co., Ltd.

(Special interests between the Director candidate and the Company)

He is the Representative Director of the Company’s parent company Diamond Electric MFG. Co., Ltd. and Diamond Electric Holdings Co., Ltd., a wholly owning parent company of Diamond Electric MFG. Co., Ltd.

No.	Name (Date of birth)	Career summary, positions, responsibilities and significant concurrent positions		Number of shares of the Company held
2	Masumi Maeta (July 13, 1954) [Re-election]	March 1973	Joined Diamond Electric MFG. Co., Ltd.	-
		February 1995	Director
		June 1997	Director and Electronic Equipment Business Manager
		April 1999	Managing Director and Electronic Equipment Business Manager
		April 2007	Managing Director and Executive Officer, Deputy General Sales Manager and Deputy General Technology Manager
		April 2008	Managing Director, Electronic Equipment Business Division Executive Officer
		April 2013	Managing Director and Executive Officer, General Affairs Manager, Managing Director of Planning, Public Relations, Legal Affairs and TQM.
		June 2014	Advisor
		June 2016	Senior Managing Director
		June 2017	Director, Senior Managing Executive Officer and COO (current position)
		October 2018	Director, Senior Managing Executive Officer and Group COO of Diamond Electric Holdings Co., Ltd. (current position)
		January 2019	Director of the Company (current position)

(Significant concurrent positions)

Director, Senior Managing Executive Officer and Group COO of Diamond Electric Holdings Co., Ltd.

Director, Senior Managing Executive Officer and COO of Diamond Electric MFG. Co., Ltd.

Director of Niigata Diamond Electric Co., Ltd.

(Special interests between the Director candidate and the Company)

He is the Director and Senior Managing Executive Officer of the Company’s parent company Diamond Electric MFG. Co., Ltd. and Diamond Electric Holdings Co., Ltd., a wholly owning parent company of Diamond Electric MFG. Co., Ltd.

No.	Name (Date of birth)	Career summary, positions, responsibilities and significant concurrent positions		Number of shares of the Company held
3	Jun Hasegawa (April 6, 1960) [Re-election]	April 1989	Joined Nippon Life Insurance Company	-
		September 1993	Joined Sanko Transport Co., Ltd.
		June 1999	Joined Midori Denka Co., Ltd.
		March 2001	Joined Diamond Electric MFG. Co., Ltd.
		April 2008	General Affairs Manager
		April 2014	Deputy General Manager of Management Headquarters and General Affairs & Industrial Safety Manager
		October 2014	Audit Office Manager
		June 2016	Managing Director
		June 2017	Director, Managing Executive Officer and Managing Director of Domestic Affiliated Companies and Internal Control
		April 2018	Director, Managing Executive Officer and CCO, Managing Director of Internal Control
		June 2018	Director, Managing Executive Officer and CCO, Managing Director of Internal Control and Safety (current position)
		October 2018	Director, Managing Executive Officer and Group CCO of Diamond Electric Holdings Co., Ltd. (current position)
		January 2019	Director of the Company (current position)

(Significant concurrent positions)

Director, Managing Executive Officer and Group CCO of Diamond Electric Holdings Co., Ltd.

Director, Managing Executive Officer and CCO of Diamond Electric MFG. Co., Ltd.

Corporate Auditor of Niigata Diamond Electric Co., Ltd.

(Special interests between the Director candidate and the Company)

He is the Director and Managing Executive Officer of the Company’s parent company Diamond Electric MFG. Co., Ltd. and Diamond Electric Holdings Co., Ltd., a wholly owning parent company of Diamond Electric MFG. Co., Ltd.

No. 2:	Election of an Accounting Auditor

The Company’s accounting auditor Deloitte Touche Tohmatsu LLC will resign at the end of this Meeting due to the expiration of its term of service. Therefore, the Company requests for the approval to elect GYOSEI & CO. as the new accounting auditor based on the decision of the Audit and Supervisory Committee. The Audit and Supervisory Committee has designated GYOSEI & CO. as its candidate for accounting auditor because the existing accounting auditor had served for an extended period of time, and upon examining several accounting auditors, GYOSEI & CO. was found to be the most suitable, judging comprehensively from the fact that it can be expected to perform audits from a new perspective, as well as its expertise, independence, scale, quality control system, and auditing fees. Furthermore, GYOSEI & CO. has also been elected as the accounting auditor of the Company’s parent company Diamond Electric MFG. Co., Ltd. and Diamond Electric Holdings Co., Ltd.

The candidate for accounting auditor is as follows.

(As of March 31, 2019)

Name	GYOSEI & CO.
Offices	<Head Office>
	Tokyu Bancho Bldg., 6 Yonbancho, Chiyoda-ku, Tokyo
	<Subordinate Offices>
	Osaka Kokusai Bldg., 2-3-13 Azuchimachi, Chuo-ku, Osaka-shi, Osaka
	Nagoya Crosscourt Tower, 4-4-10 Meieki, Nakamura-ku, Nagoya-shi, Aichi
	11-25 Kennroku Motomachi, Kanazawa-shi, Ishikawa
History	September 1990	Established as Hokuto & Co.
	October 1999	Merged with Tokyo Akasaka Audit LLC Renamed Tokyo Hokuto & Co.
	October 2006	Merged with Serizawa Corporation Renamed GYOSEI & CO.
	July 2011	Merged with Meicho Audit Corporation
	July 2014	Merged with Meiwa & Co. (to present)
Overview	<Capital>	¥161,000 thousand
	<Workforce>	Partners (Certified Public Accountants)	46 (including 11 Representative Partners)
		Staff (Certified Public Accountants)	166
		(Junior Accountants)	56
		(Other specialists and administrative)	37
		Total	305
International association	Member of Nexia International
Corporate clients	340

No. 3:	Approval of the abolition of measures against large-scale acquisition of shares in Tabuchi Electric Co., Ltd. (takeover defense measure)

At the 79th Ordinary General Meeting of Shareholders held on June 29, 2017, the Company updated its “Measures against large-scale acquisition of shares in Tabuchi Electric Co., Ltd. (takeover defense measure)” (hereinafter referred to as the “Plan”). The Plan will be effective until the conclusion of the 82nd Ordinary General Meeting of Shareholders to be held in June 2020.

However, in light of recent trends and legal developments regarding takeover defense measures, as well as due consideration of changes in the business environment surrounding the Company, namely the fact that Diamond Electric MFG. Co., Ltd. became the holder of a 66.9% stake in the Company as a result of third party allotment capital increase on January 22, 2019 conducted as part of the business restructuring efforts ongoing since last year, the Company has determined that the Plan’s relative significance has declined.

Therefore, this proposal requests for approval to abolish the Plan, despite not having reached the expiration of its effective period.

In addition, even after the Plan’s abolition, the Company will counter parties who intend to acquire a large number of shares in the Company through appropriate measures in accordance with the Financial Instruments and Exchange Act, the Companies Act, and other laws and regulations, and strive to further improve its corporate value and the common interests of all shareholders.

No. 4:	Approval of agreement to exchange shares between Tabuchi Electric Co., Ltd. and Diamond Electric Holdings Co., Ltd

The Company and Diamond Electric Holdings Co., Ltd. (hereinafter referred to as “Diamond Electric HD”), have agreed a share exchange (hereinafter referred to as the “Share Exchange”) and concluded a share exchange agreement (hereinafter referred to as the “Share Exchange Agreement”) on May 27, 2019, based on the resolution at the meetings of their Board of Directors held on May 27, 2019 respectively.

Diamond Electric HD would become wholly owning parent company resulting from the Share Exchange effective on October 1st, 2019.

Therefore, the Company ask for shareholders’ approval for the Share Exchange.

With the approval from shareholders, the Company would become a wholly-owned subsidiary company of Diamond Electric HD effective on October 1, 2019. Prior to that, the Company’s common stock will be delisted on September 27, 2019 (the final trading date will be September 26, 2019) through certain procedures in accordance with the delisting standard of the first section of the Tokyo Stock Exchange.

On that premise, Diamond Electric HD is planned to be listed on the first section of the Tokyo Stock Exchange on October 1, 2019 through certain procedures in accordance with the listing standard of the first section of the Tokyo Stock Exchange.

Purposes and reasons for concluding the Share Exchange Agreement, details of the Share Exchange and other information are stated below.

1.	Reasons for execution of the Share Exchange

Diamond Electric HD and its subsidiaries and affiliates (hereinafter referred to as the “Diamond Electric HD Group”) have been engaged in business activities related to the business of automotive equipment and electronic control equipment under the supervision and control of Diamond Electric HD with business advice from Diamond Electric HD. In the recent marketing environment surrounding the Diamond Electric HD Group, technological innovation towards electrical motorization in the automobile equipment industry is remarkable. In addition, demand for high-added value such as improved energy conversion efficiency is increasing, with a view to realizing a sustainable society in the electronic and automotive electronic component business. In this environment, Diamond Electric HD Group has drawn up a medium-term business plan “DSA2021” to achieve continuous and sustainable development in this environment. Specifically, Diamond Electric HD Group considers that reinforcing the electronic and automotive electronic component business as its management foundation is one of its business challenges.

The Company is a global company that has been engaged in business activities related to manufacturing of electronic equipment transformers and electronic equipment power supply apparatuses and parts thereof since its inauguration in 1915 and has many business bases in overseas. In recent years, the Company has focused on the field of technology development for power conditioners for solar power generation. The Company’s success in developing highly efficient products reflects such effort of the Company. The Company took a surge in demand for solar power generation as an opportunity to expand its business rapidly until 2014. However, the Company faced the need to restructure business as an important business challenge as stated in the Company’s “Notice concerning Formal Application and Acceptance for the Business Turnaround ADR Procedures” dated June 25, 2018. This was a result of a deterioration in the Company’s business environment mainly due to continued deficits resulting from a failure to achieve the plans for higher sales of power conditioners to overseas markets and business expansion through M&A, profits from which were much smaller than initially expected, as well as large-scale reductions in the domestic market mainly due to tighter regulations for renewable energy.

Under these circumstances, the Company and Diamond Electric HD Group have continuously examined the possibility of their collaboration.

As a result of such examination, the Company and Diamond Electric HD Group judged that reinforcing their relationship would improve their corporate value. They decided this based mainly on the reasons that: they have common technology bases such as electromagnetics technology and power electronics technology; their product lines such as coils and power conditioners are in common areas; and the Diamond Electric HD Group may be able to collaborate with the Company in the automotive equipment business that the Diamond Electric HD Group has developed for many years. Accordingly, as stated in the “Notice Concerning Acceptance of Shares of Tabuchi Electric Co., Ltd. by Our Consolidated Subsidiary through Third Party Allotment (Transfer of Sub-subsidiary)” issued by the Diamond Electric HD on November 19, 2018, the Company conducted a third party allotment. In it, Diamond Electric MFG. Co., Ltd., a subsidiary of Diamond Electric HD (hereinafter referred to as “Diamond Electric”) purchased shares of the Company representing 66.90% of the voting rights of the Company.

After the aforementioned third party allotment, the Company and Diamond Electric have exerted their efforts in efficient operations to improve the Company’s financial structure through technical cooperation and strategic business collaboration, especially for power conditioners. At the same time, they have positively acted to achieve a synergy by exchanging officers and administrative staff as members in the same group under the control of Diamond Electric HD.

In accepting the aforementioned third party allotment, Diamond Electric stated that the Company would remain listed. However, the Company has determined to become a wholly-owned subsidiary of Diamond Electric HD through the Share Exchange based on the judgment that if the Company becomes a wholly-owned subsidiary of Diamond Electric HD, business resources can be more concentrated and used promptly and efficiently for accumulation and sharing of both companies’ core technologies and mutual utilization of their distribution channels, etc., which lead to the improvement of corporate value of the Company as well as individual companies of the Diamond Electric HD Group.

2.	Details of the Share Exchange Agreement

Agreement between the Company and Diamond Electric HD for the Share Exchange is stated later this as (Share Exchange Agreement (Copy))

3.	Details of allotment of shares pertaining to the Share Exchange

	Diamond Electric Holdings Co., Ltd. (Wholly owning parent company resulting from the share exchange)	Tabuchi Electric Co., Ltd. (Wholly owned subsidiary resulting from the share exchange)
Allotment ratio of shares for the Share Exchange	1	0.1
Number of shares delivered by the Share Exchange	Diamond Electric Holdings Co., Ltd. Common stock: 4,050,264 shares (scheduled)

(Note 1) Allotment ratio of shares

In conducting the Share Exchange, Diamond Electric HD will allot 0.1 shares of common stock of Diamond Electric HD per share of common stock of the Company held by shareholders of the Company (excluding Diamond Electric HD because 63,829,787 shares of the Company to be held by the Diamond Electric HD due to such share transfer will not be subject to the Share Exchange) at the time immediately preceding to the time on which the Share Exchange takes effect (hereinafter, referred to as the “Record Time”) to such shareholders. If any major changes are made to conditions of the calculation basis of the above allotment ratio of shares for the Share Exchange pursuant to the Share Exchange Agreement (hereinafter referred to as the “Share Exchange Ratio”), the Share Exchange Ratio may be changed through mutual consultation between Diamond Electric HD and the Company.

(Note 2) Number of shares of Diamond Electric HD delivered by the Share Exchange

The number of shares of Diamond Electric HD to be allotted by virtue of the Share Exchange will be 4,050,264 shares in total. At the time of the Share Exchange, Diamond Electric HD will appropriate its treasury shares (45,543 shares as of May 27, 2019) and issue new shares for the shortage.

(Note 3) Treatment of shares less than one unit

We expect that some shareholders will hold shares of Diamond Electric HD that are less than one unit (shares less than a unit of 100 shares) in conjunction with the Share Exchange. No such shares less than one unit are allowed to be sold in financial instruments markets. Shareholders who will hold shares of Diamond Electric HD less than one unit can, after the effective date of the Share Exchange, resort to (i) the purchase system of shares less than one unit under the provisions of Article 192, Paragraph 1 of the Companies Act and Tabuchi Electric’s Share Handling Regulations (the system where the Company purchases shares less than one unit held by its shareholders) or (ii) the additional purchase system of shares less than one unit under the provisions of Article 194, Paragraph 1 of the Companies Act and Tabuchi Electric’s Share Handling Regulations (the system where the relevant shareholder purchases shares of Diamond Electric HD from Diamond Electric HD so that the number of shares less than one unit will be the number of shares of one unit (100 shares) together with such purchased number of shares.

(Note 4) Treatment of fractional shares less than one share

If the number of shares of common stock of Diamond Electric HD delivered to shareholders of the Company by virtue of the Share Exchange includes a fractional share less than one share, the Company will pay the amount equivalent to the portion of the fractional share less than one share in cash in accordance with Article 234 of the Companies Act and other relevant laws and regulations.

4.	Calculation basis of allotment of shares pertaining to the Share Exchange

(1)	Calculation basis and the details of allotment

In determining the Share Exchange Ratio stated in 3 “Details of allotment of shares pertaining to the Share Exchange (share exchange ratio)” above, the Company has appointed Verdad Consulting, Inc. (hereinafter referred to as “Verdad Consulting”) as a third-party appraiser who calculates the Share Exchange Ratio and Diamond Electric HD has appointed Fukai Consulting Co., Ltd. (hereinafter referred to as “Fukai Consulting”) as a third-party appraiser who calculates the Share Exchange Ratio, respectively, as stated in 4. (3) (i) “Receipt of a ’statement of calculation of the share exchange ratio’ from independent third party appraisers” below.

As stated in 4. (3) (ii) “Receipt of advice from an independent law firm” below, Diamond Electric HD has appointed KEIHAN-TOWA LPC & Partners (hereinafter referred to as “Keihan-towa LPC”) that has no interest with the Company and Diamond Electric HD as its legal adviser and the Company has appointed Shishin Law Office that has no interest with the Company and Diamond Electric HD as its legal advisor, respectively, and both companies receive legal advice from those legal advisors. Both of those legal advisors also serve as attorneys of the Company and Diamond Electric HD, respectively.

The Company has deliberated on the Share Exchange Ratio through repeated consultation between the aforementioned attorneys of the Company and Diamond Electric HD taking into consideration the statement of calculation of the Share Exchange Ratio received from its third party appraiser Verdad Consulting and advice from its legal adviser Shishin Law Office as stated in 4. (3) (i) “Receipt of a ’statement of calculation of the share exchange ratio’ from independent third party appraisers” and 4. (3) (ii) “Receipt of advice from an independent law firm” below, and reviewing the results of due diligence carried out against Diamond Electric HD and referring to a written opinion received from a third party committee consisting of outside experts who have no interest with the Company and Diamond Electric HD (for details, see 4. (4) (ii) “Receipt by the Company of a written opinion from a third party committee that has no interest” below).

As a result of such deliberation, the Company and Diamond Electric HD have determined that the Share Exchange Rtio is in the scope of the calculation results of a Share Exchange Ratio received from Verdad Consulting as stated in 4. (2) (ii) “Outlines of calculation” below, and would not be detrimental to interest of shareholders of Diamond Electric HD. Thus, the Company and Diamond Electric HD decided at the meetings of their Board of Directors held on May 27, 2019, respectively, and have concluded the Share Exchange Agreement between the Company and Diamond Electric HD.

(2)	Matters concerning calculation

(i) Names of appraisers and relations with both companies

Fukai Consulting, the third party appraiser retained by Diamond Electric HD, and Verdad Consulting, the third party appraiser retained by the Company, are both appraisers independent from Diamond Electric HD and the Company and are not affiliates of either the Company or Diamond Electric HD. Both appraisers have no important interest that should be stated with respect to the Share Exchange.

(ii) Outlines of calculation

As stated in 4. (1) “Basis and reasons for details of allotment” above, in order to ensure a fair calculation of the Share Exchange Ratio for the Share Exchange, Diamond Electric HD has appointed Fukai Consulting and the Company has appointed Verdad Consulting as their respective third party appraisers. They requested those third party appraisers to calculate the Share Exchange Ratio for the Share Exchange and obtained a “Statement of Calculation of Share Exchange Ratio” to the effect below.

Fukai Consulting, the third party appraiser retained by Diamond Electric HD, and Verdad Consulting, the third party appraiser retained by the Company, have adopted the market share price method and the discounted cash flow method (hereinafter referred to as the “DCF Method”), respectively, as the methods of calculating the Share Exchange Ratio.

The market share price method has been adopted because it is a method to evaluate shareholder value by analyzing market share prices and the Company and Diamond Electric HD are both listed on the Tokyo Stock Exchange market. Meanwhile, the DCF Method has been adopted because it is regarded as a logical method to calculate the corporate value of a company based on its future profitability. The Company and Diamond Electric HD believe that the method can be used for properly evaluating corporate value based on an evaluation of the future business value of Diamond Electric HD and the Company.

The calculation result obtained by the Company, based on each calculation method assuming that the value per share of Diamond Electric HD is 1, is as follows:

(Calculation result of the Share Exchange Ratio)

Method adopted	Verdad Consulting	Fukai Consulting
Market share value method	0.109-0.116	0.109-0.116
DCF Method	0.059-0.140	0.031-0.117

Under the market share price method, Verdad Consulting evaluated the Company based on the simple average value of closing prices of shares of the Company on the first section of the Tokyo Stock Exchange for one week, one month, three months and six months preceding to the record date (May 24, 2019). Diamond Electric HD was also evaluated based on the simple average value of closing prices of shares of Diamond Electric HD on the second section of the Tokyo Stock Exchange for one week, one month, three months and six months preceding to the record date (May 24, 2019).

As a result, the Share Exchange Ratio has been calculated to be 0.109-0.116.

Under the DCF Method, the Company was evaluated based on its corporate value and equity value by discounting the free cash flows that the Company group was expected to generate in the future, to the present value using a certain discount rate. This was done based on the Company’s consolidated financial forecast taking into consideration various factors such as the Company’s business plans from the fiscal year ending March 2020 to the fiscal year ending March 2024, and the trend of recent business results. Diamond Electric HD was also evaluated based on its corporate value and equity value by discounting the free cash flows that Diamond Electric HD Group was expected to generate in the future, to the present value using a certain discount rate, based on the Diamond Electric HD’s consolidated financial forecast. This was done while taking into consideration various factors such as Diamond Electric HD’s business plans from the fiscal year ending March 2020 to the fiscal year ending March 2024, and the trend of recent business results.

Based on such results, the Share Exchange Ratio has been calculated to be 0.059–0.140.

In calculating the Share Exchange Ratio, Verdad Consulting used information provided by the Company and Diamond Electric HD and publicly disclosed information, etc. based on the premise that those materials and information, etc. were accurate. Verdad Consulting did not verify the accuracy and completeness of such information independently. Verdad Consulting also did not evaluate, appraise or assess, or entrust a third party to appraise or assess, assets or liabilities (including off-balance-sheet assets and liabilities and other contingent liabilities) of the Company and Diamond Electric HD and affiliates of both companies, including analysis and evaluation of individual assets and liabilities.

The calculation of the Share Exchange Ratio made by Verdad Consulting has reflected information and economic conditions as of May 24, 2019. The financial forecasts of the Company and Diamond Electric HD were obtained based on the premise that they were reasonably examined or prepared based on the best forecasts and judgment currently available to both companies.

The Company’s financial forecasts based on which Verdad Consulting made a calculation using the DCF Method as set forth above include the fiscal years in which significant increases or decreases in profits are forecast. Specifically, Verdad Consulting expects that the operating profit for the initial fiscal year (the fiscal year ending March 2020) will increase to 180 million yen (operating loss 1,634 million yen as of the previous fiscal year), the operating profit for the fiscal year ending March 2021 will increase to 560 million yen (up 99.0% from the previous fiscal year), the operating profit for the fiscal year ending March 2022 will increase to 1200 million yen (up 20.6% from the previous fiscal year), the operating profit for the fiscal year ending March 2023 will increase to 1458 million yen (up 21.5% from the previous fiscal year), and the operating profit for the fiscal year ending March 2024 will increase to 1,798 million yen (up 23.3% from the previous fiscal year) due to higher sales of a power storage hybrid system, etc.

Similarly, Diamond Electric HD’s financial forecasts based on which Verdad Consulting made a calculation using the DCF Method as set forth above include the fiscal years in which significant increases or decreases in profits are forecast. Specifically, Verdad Consulting expects that the operating profit for the initial fiscal year (the fiscal year ending March 2020) will be 200 million yen (down 66.4% from the previous fiscal year), the operating profit for the fiscal year ending March 2021 will increase to 1,000 million yen (up 400.0% from the previous fiscal year), the operating profit for the fiscal year ending March 2022 will increase to 1,100 million yen (up 10.0% from the previous fiscal year), the operating profit for the fiscal year ending March 2023 will increase to 2,300 million yen (up 109.1% from the previous fiscal year), and the operating profit for the fiscal year ending March 2024 will increase to 4,430 million yen (up 92.6% from the previous fiscal year) due to higher sales of a power storage hybrid system and the expansion of Diamond Electric HD’s market share of ignition coils, etc.

The financial forecasts of Diamond Electric HD and the Company based on which the calculation using the DCF Method was made are not prepared assuming that the Share Exchange will be made.

On the other hand, under the market share price method, Fukai Consulting evaluated the Company based on the simple average value of closing prices of shares of the Company on the first section of the Tokyo Stock Exchange for one week, one month, three months and six months preceding to the record date (May 24, 2019). Diamond Electric HD was also evaluated based on the simple average value of closing prices of shares of Diamond Electric HD on the second section of the Tokyo Stock Exchange market for one week, one month, three months and six months preceding to the record date (May 24, 2019).

As a result, the Share Exchange Ratio has been calculated to be 0.109-0.116.

Under the DCF Method, the Company was evaluated based on its corporate value and equity value by discounting the free cash flows that the Company group was expected to generate in the future, to the present value using a certain discount rate. This was done based on the Company’s consolidated financial forecast taking into consideration various factors such as the Company’s business plans from the fiscal year ending March 2020 to the fiscal year ending March 2024, and the trend of recent business results. Diamond Electric HD was also evaluated based on its corporate value and equity value by discounting the free cash flows that Diamond Electric HD Group was expected to generate in the future, to the present value using a certain discount rate, based on the Diamond Electric HD’s consolidated financial forecast. This was done while taking into consideration various factors such as Diamond Electric HD’s business plans from the fiscal year ending March 2020 to the fiscal year ending March 2024, and the trend of recent business results.

Based on such results, the Share Exchange Ratio has been calculated to be 0.031-0.117.

In calculating the Share Exchange Ratio, Fukai Consulting used information provided by the Company and Diamond Electric HD and publicly disclosed information, etc. based on the premise that those materials and information, etc. were accurate. Fukai Consulting did not verify the accuracy and completeness of such information independently. Fukai Consulting also did not evaluate, appraise or assess, or entrust a third party to appraise or assess, assets or liabilities (including off-balance-sheet assets and liabilities and other contingent liabilities) of the Company and Diamond Electric HD and affiliates of both companies, including analysis and evaluation of individual assets and liabilities.

The calculation of the Share Exchange Ratio made by Fukai Consulting has reflected information and economic conditions as of May 24, 2019. The financial forecasts of the Company and Diamond Electric HD were obtained based on the premise that they were reasonably examined or prepared based on the best forecasts and judgment currently available to both companies.

The Company’s financial forecasts based on which Fukai Consulting made a calculation using the DCF Method as set forth above include the fiscal years in which significant increases or decreases in profits are forecast. For specific details thereof, please refer to the statements of the Company’s financial forecasts made by Verdad Consulting above.

Similarly, Diamond Electric HD’s financial forecasts based on which Fukai Consulting made a calculation using the DCF Method as set forth above include the fiscal years in which significant increases or decreases in profits are forecast. For specific details thereof, please refer to the statements of The Company’s financial forecasts made by Verdad Consulting above.

The financial forecasts of the Company and Diamond Electric HD based on which the calculation using the DCF Method was made are not prepared assuming that the Share Exchange will be made.

(iii) Possibility of being delisted and reasons therefor

As a result of the Share Exchange, Diamond Electric HD will acquire all issued shares of the Company on October 1, 2019. Prior to that, the Company’s common stock will be delisted on September 27, 2019 (the final trading date will be September 26, 2019) through certain procedures in accordance with the delisting standard of the first section of the Tokyo Stock Exchange. After being delisted, the Company’s common stock cannot be traded on the first section of the Tokyo Stock Exchange. However, Diamond Electric HD’s common stock, which will be given as a consideration for the Share Exchange is listed on the Tokyo Stock Exchange and even after the Share Exchange, Diamond Electric HD’s common stock which will be delivered as a consideration for the Share Exchange can be traded on the Tokyo Stock Exchange. Therefore, among shareholders of the Company, to shareholders who will receive 100 or more allotted shares, we believe that continuous liquidity can be provided.

On the other hand, with regard to shareholders who will receive less than 100 allotted shares of Diamond Electric HD, because such number of shares will be shares less than one unit, they cannot sell such shares in financial instruments markets. However, shareholders who will hold shares less than one unit can resort to the purchase system of shares less than one unit or the additional purchase system of shares less than one unit if such shareholder so wishes. For details of the treatment of these systems, please refer to 3. (Note 3) “Treatment of shares less than one unit.” Also if the number of shares of common stock delivered to shareholders of the Company by virtue of the Share Exchange includes a fractional share less than one share, please refer to 3 (Note 4) “Treatment of fractional shares less than one share.” The shareholders of the Company will be able to trade the Company’s shares on the Tokyo Stock Exchange by September 26, 2019 (scheduled), the final date of trading of shares of the Company, as usual.

(3)	Measures to ensure fairness

The Company was a subsidiary of Diamond Electric, a subsidiary of Diamond Electric HD until May 27, 2019. Thereafter, through the Share Exchange, the Company is a subsidiary of Diamond Electric HD that holds 638,297 voting rights that are attached to the Company’s shares (the ratio of holding voting rights is 66.90%). Therefore, the Company considers it necessary to ensure fairness of the Share Exchange and has taken the following measures to ensure fairness.

(i) Receipt of a ’statement of calculation of the share exchange ratio’ from independent third party appraisers

In order to ensure a fair calculation of the Share Exchange Ratio for the Share Exchange, the Company has appointed Verdad Consulting and Diamond Electric HD has appointed Fukai Consulting as their respective third party appraisers. They requested those third party appraisers to calculate the Share Exchange Ratio for the Share Exchange Company and obtained a “Statement of Calculation of Share Exchange Ratio.” For a summary of the statement, please refer to 4. (2) (ii) “Outlines of calculation” above. The Company and Diamond Electric HD have not received an opinion to the effect that the Share Exchange ratio is appropriate from a financial viewpoint (so-called fairness opinion) from the third party appraisers.

(ii) Receipt of advice from an independent law firm

The Company has appointed Shishin Law Office as its legal advisor for the Share Exchange and Diamond Electric HD has appointed KEIHAN-TOWA LPC&Partners as its legal adviser for the Share Exchange, respectively. The Company and Diamond Electric HD have received legal advice from such legal advisors for the method and process of their decision-makings and various procedures for the Share Exchange. Shishin Law Office and KEIHAN-TOWA LPC&Partners are independent from the Company and Diamond Electric HD and have no important interest that should be stated.

(4)	Measures to avoid conflict of interest

In addition to 4. (3) “Measures to ensure fairness” above, for the Share Exchange, the Company has taken the following measures to avoid conflict of interest:

(i) Opinion to the effect that all Audit and Supervisory Committee Members excluding Directors (including those who are Audit and Supervisory Committee Members) who have an interest, consent Three Audit and Supervisory Committee Members of the Company confirmed that they have no objection to the Share Exchange Agreement by referring to the statement from independent third party appraisers, an advice from the legal advisors and an opinion of a third party committee at the meetings of the Audit and Supervisory Committee of the Company held on May 27, 2019. Three Audit and Supervisory Committee Members of Diamond Electric HD also agreed to the Share Exchange Agreement by referring to an opinion of a third party committee in addition to the statement from independent third party appraisers and advice from the legal advisors at the meetings of the Audit and Supervisory Committee of Diamond Electric HD held on May 27, 2019.

(ii) Receipt by the Company of a written opinion from a third party committee that has no interest In order to avoid conducting the Share Exchange on conditions disadvantageous to minority stockholders, the Company has set up a third party committee (hereinafter referred to as the “Third Party Committee”) that consists of outside experts who have no interests with the Company and Diamond Electric HD --Mr. Toshiaki Yamaguchi, a lawyer (Toshiaki Yamaguchi Law Firm), Professor Nobuyuki Isagawa (Graduate School of Management, Kyoto University) , Mr. Mitsuhiko Ito, a certified public accountant (FAS Accounting Office Inc.)--on April 2, 2019. In examining the Share Exchange, the Company consulted the Third Party Committee on (a) the appropriateness of the purpose of the Share Exchange and whether it leads to the improvement of corporate value of the Company; (b) whether the fairness of the share exchange conditions for the Share Exchange is ensured (including conditions pertaining to a consideration to be delivered to minority shareholders of The Company through the Share Exchange such as Share Exchange Ratio); (c) whether consideration to the interests of minority shareholders of the Company is given through proper process of the Share Exchange; and (d) whether the decisions made on the Share Exchange are disadvantageous to minority shareholders of the Company based on the aforementioned items.

The Third Party Committee held meetings eight times in total during the period from April 2, 2019 to May 25, 2019 and deliberated the matters consulted as set forth above by collecting information and having extraordinary discussions as necessary. In deliberating such matters, the Third Party Committee was informed by Diamond Electric HD of the purpose of the Share Exchange, the background of the Share Exchange, and the process of negotiation and determination of the terms and conditions of the Share Exchange. The Third Party Committee was also informed by Shishin Law Office, the legal advisor to the Company, of the method and process, etc. of decision-making for the Share Exchange by the Board of Directors of the Company.

Then the Third Party Committee reviewed the information provided as set forth above, the results of calculation and other materials, and provided the Board of Directors of the Company with a written opinion to the effect that the decisions made on the Share Exchange were not disadvantageous to minority shareholders of the Company on May 26, 2019.

(iii) The Share Exchange Agreement has been approved by a resolution of the Board of Directors of The Company and Diamond Electric HD, who have no interest nor consent at its meetings held on May 27, 2019. On the same day, the resolutions were made by all Directors of Board of each company (except President and CEO Yuuri Ono).

(5)	Capital and the reserve of Diamond Electric HD

The amounts of capital and the reserves of Diamond Electric HD are planned to increase by the Share Exchange.

(Amount of capital)	0 yen
(Amount of capital reserve)	Amount separately determined by the Company in accordance with Article 39 of The Ordinance on Company Accounting.
(Amount of earned reserve)	0 yen

The amount of capital and the reserve mentioned above is considered appropriate in view of the laws and regulations and the capital policy of Diamond Electric HD.

(6)	Referral information for Share Exchange

(i) Diamond Electric HD Articles of Incorporation

Please confirm Diamond Electric HD Articles of Incorporation at the website of Japan Exchange Group Inc. website (https://www.jpx.co.jp/english/). The securities code is 6699.

(ii) Matters concerning method of conversion of exchange consideration

a. Market for trading exchange consideration

Diamond Electric HD common stock is traded on the second section of the Tokyo Stock Exchange.

b. Agencies for the transaction of exchange consideration

Diamond Electric HD common stock is brokered at various financial product dealers (securities companies, etc.)

c. Contents of restrictions on transfer or other disposition of exchange consideration.

Not applicable.

(iii) Market share price of exchange consideration.

The average share price of Diamond Electric HD at Tokyo Stock Exchange for last one month up to May 24, 2019, which is one day prior of the publication date (May 27, 2019) is 1,007.25 yen. The latest share price of Diamond Electric HD on the Tokyo Stock Exchange could be confirmed on the Japan Exchange Group Inc. website (https://www.jpx.co.jp/).

(iv) Financial statement of Diamond Electric HD for last five years

Diamond Electric HD submitted a securities report to the Prime Minister in accordance with the provisions of Article 24, Paragraph 1 of the Financial Instruments and Exchange Law, and therefore the description is omitted.

(7)	Stock acquisition rights in connection with Share Exchange

Not applicable.

(8)	Contents of financial statements of Diamond Electric HD

Financial statement of Diamond Electric HD for fiscal year 2018 (from April 1, 2018 to March 31, 2019) is provided on IR information at their website, which is aligned with the laws and regulations and Article 16 of the Articles of Incorporation.

(9)	Un-regular financial statement after the last day of fiscal year 2018.

Not applicable.

(10)	Any events that significantly affect the status of company that occurred after the last day of the fiscal year.

(i) Diamond Electric HD

Diamond Electric, a wholly-owned subsidiary of Diamond Electric HD, concluded a share transfer agreement on May 27, 2019 to transfer 63,829,787 shares of the Company to Diamond Electric HD, which Diamond Electric acquired through a third-party allotment. Thus, the Company became a subsidiary of Diamond Electric HD from a subsidiary of Diamond Electric on May 27, 2019.

(ii) Tabuchi Electric

There are no items which affect the status of the company other than the change of the parent company.

Attachment

Share Exchange Agreement (Copy)

This Agreement is made and entered into by and between Diamond Electric Holdings Co., Ltd. (“Diamond Electric HD”) and Tabuchi Electric Co., Ltd. (“Tabuchi Electric”) (collectively, the “Parties”) as set forth below in order to exchange shares.

Article 1 Share exchange

The Parties shall have Diamond Electric HD (trade name: Diamond Electric Holdings Co., Ltd., location: 1-15-27 Tsukamoto, Yodogawa-ku, Osaka) acquire all issued shares of Tabuchi Electric (trade name: Tabuchi Electric Co., Ltd., location: Nissay Shin-Osaka Bldg., 3-4-30 Miyahara, Yodogawa-ku, Osaka) through share exchange.

Article 2 Shares delivered upon share exchange

When effecting the share exchange, Diamond Electric HD shall deliver to shareholders of Tabuchi Electric (excluding Diamond Electric HD) common stock in Diamond Electric HD equivalent to the total number of shares in Tabuchi Electric held by the shareholders stated or registered in the final shareholder register of Tabuchi Electric on the day immediately preceding the effective date prescribed in Article 5 multiplied by 0.1 (shares less than 1 shall be discarded), as consideration for Tabuchi Electric shares.

Article 3 Stated capital and reserves of Diamond Electric HD

Diamond Electric HD shall separately determine the amount of its stated capital and reserves to increase upon the share exchange pursuant to the provisions of Article 39 of the Regulation on Corporate Accounting.

Article 4 Allotment of shares

When effecting the share exchange, Diamond Electric HD shall allocate 0.1 shares of its common stock in exchange for each common stock of Tabuchi Electric to shareholders of Tabuchi Electric (excluding Diamond Electric HD) stated or registered in the final shareholder register of Tabuchi Electric on the day immediately preceding the effective date prescribed in Article 5 (including the list of substantial shareholders; the same applies hereinafter).

Article 5 Effective date

The date on which the share exchange takes effect (the “Effective Date”) shall be October 1, 2019, provided that the Parties may change the date as necessary depending on the progress of the share exchange procedures upon mutual consultation.

Article 6 General meeting of shareholders to approve the share exchange

The Parties shall convene a general meeting of shareholders respectively by the day immediately preceding the Effective Date, and resolve matters necessary to approve this agreement and the share exchange, provided that the Parties may make changes as necessary depending on the progress of the share exchange procedures upon mutual consultation.

Article 7 Duty of care

The Parties shall each conduct their operations and manage their assets with the care of a good manager during the period from the execution of this agreement up to the Effective Date, and any actions that may have a material effect on such assets, rights and obligations shall be conducted upon consultation and agreement between the Parties.

Article 8 Changes to the terms of the share exchange and cancellation of the agreement

In the event of material changes to the assets or management conditions of Diamond Electric HD or Tabuchi Electric due to natural disasters or other grounds during the period from the date of execution of this agreement up to the Effective Date, the Parties may change the terms of the share exchange or other details in this agreement, or cancel this agreement upon mutual consultation.

Article 9 Effect

This agreement shall cease to be effective when approval cannot be obtained at the Parties’ respective general meetings of shareholders as prescribed in Article 6, or when approval cannot be obtained from the relevant government authorities pursuant to laws and regulations.

Article 10 Matters for consultation

In addition to the provisions in this agreement, matters required for the share exchange shall be decided through mutual consultation between the Parties in line with the purpose of this agreement.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in duplicate, each party retaining one (1) signed and sealed copy thereof.

May 27, 2019

Yuuri Ono          Seal

President and CEO, Group CEO

1-15-27 Tsukamoto, Yodogawa-ku, Osaka

Diamond Electric Holdings Co., Ltd.

Yuuri Ono          Seal

President and CEO

Nissay Shin-Osaka Bldg., 3-4-30 Miyahara, Yodogawa-ku, Osaka

Tabuchi Electric Co., Ltd.

(Attached documents)

Business Report

(April 1, 2018 to March 31, 2019)

1. Current status of the Group

(1) Results of operations

During the fiscal year under review, the U.S. economy continued to recover as a result of strong consumer spending, backed by improvements in the employment and income environment, and although the Brexit issue has yet to resolve in Europe, the global economy continued its recovery. The future of the Chinese economy remained unclear due to trade friction between China and the U.S. In Japan, consumer spending and capital investment were strong, and the economy gradually recovered.

Under such business environment, the domestic market contracted due in part to the strengthening of regulations on renewable energies, causing the Company’s business environment to deteriorate. The Company’s business turnaround ADR procedures were accepted on June 25, 2018, and on November 19, 2018, Diamond Electric MFG. Co., Ltd., a subsidiary of Diamond Electric Holdings Co., Ltd. (“Diamond Electric HD”), acquired 66.9% of the voting rights of the Company through a third party allotment. This, together with the approval of financial support, primarily in the form of debt forgiveness, by counterparty financial institutions, has enabled us to begin measures aimed at “business restructuring,” our important business challenge.

As a result, during the fiscal year under review, the Company posted net sales of 23,568 million yen (down 10.8% year on year), operating loss of 1,634 million yen (compared to operating loss of 4,361 million yen for the previous fiscal year), ordinary loss of 1,497 million yen (compared to ordinary loss of 4,432 million yen for the previous fiscal year), extraordinary income of 4,947 million yen from debt forgiveness by financial institutions, extraordinary loss of 3,426 million yen in restructuring expenses, and net loss attributable to owners of parent of 270 million yen (compared to net loss attributable to owners of parent of 8,830 million yen for the previous fiscal year).

We have regretfully decided not to pay year-end dividends, considering our financial position during the fiscal year under review, our future business environment, and other factors.

Results by business segment

(Millions of yen)

Reportable segment		80th fiscal year	81st fiscal year	Difference
Transformers business	Net sales	9,743	9,661	99.2%
	Operating income	24	349	1,413.3%
Power supplies business	Net sales	16,674	13,906	83.4%
	Operating income	(4,228)	(1,845)	-

Notes:	1. Numbers in parentheses indicate losses.

2. Figures are rounded down to the nearest million yen.

1) Transformers business

In the Transformers Business, net sales were strong, especially for industrial equipment, and posted net sales of 9,661 million yen (down 0.8% year on year) and an operating income of 349 million yen.

2) Power supplies business

In the Power Supplies Business, sales of power supply for amusement fell, resulting in net sales of 13,906 million yen (down 16.6% year on year), and an operating loss of 1,845 million yen (compared to operating loss of 4,228 million yen for the previous fiscal year).

(2) Capital investment

Capital investment for the fiscal year under review was 194 million yen. Capital investment consisted primarily of production equipment at Thai Tabuchi Electric Co., Ltd.

(3) Funding

During the fiscal year under review, the Company funded 2,999 million yen through third party allotment.

Interest-bearing debt at the end of the fiscal year under review amounted to 4,864 million yen, a decrease of 5,870 million yen from the end of the previous fiscal year.

(4) Financial assets and profit and loss

1) Consolidated financial position and operating results

(Millions of yen)

Item	78th fiscal year (Fiscal year ended March 31, 2016)	79th fiscal year (Fiscal year ended March 31, 2017)	80th fiscal year (Fiscal year ended March 31, 2018)	81st fiscal year (Fiscal year ended March 31, 2019)
Net sales	39,103	26,156	26,417	23,568
Operating income	4,916	(3,333)	(4,361)	(1,634)
Ordinary income	4,704	(3,415)	(4,432)	(1,497)
Net income attributable to owners of parent	3,181	(5,782)	(8,830)	(270)
Net income per share (yen)	78.72	(143.07)	(218.48)	(5.33)
Total assets	36,823	31,844	22,695	18,428
Net assets	16,363	9,905	1,277	4,025
Net assets per share (yen)	404.86	245.08	31.61	42.18

Notes:	1. Numbers in parentheses indicate losses.

2. Figures are rounded down to the nearest million yen.

2) Non-consolidated financial position and operating results

(Millions of yen)

Item	78th fiscal year (Fiscal year ended March 31, 2016)	79th fiscal year (Fiscal year ended March 31, 2017)	80th fiscal year (Fiscal year ended March 31, 2018)	81st fiscal year (Fiscal year ended March 31, 2019)
Net sales	29,822	16,309	13,352	12,899
Operating income	3,380	(4,358)	(2,924)	(1,719)
Ordinary income	3,583	(4,068)	(1,986)	(1,445)
Net income	2,288	(6,433)	(5,624)	(1,267)
Net income per share (yen)	56.63	(159.18)	(139.16)	(24.97)
Total assets	25,657	18,261	14,506	12,439
Net assets	11,797	4,822	(822)	844
Net assets per share (yen)	291.89	119.32	(20.36)	8.85

Notes:	1. Numbers in parentheses indicate losses.

2. Figures are rounded down to the nearest million yen.

(5) Issues to be addressed

Although the Japanese economy is expected to undergo a gradual recovery, backed by various government policies, outlook is expected to remain uncertain due to overseas political and economic instability, such as U.S.-China trade friction and the Brexit issue.

Under such business environment, the Company exerted its efforts in efficient operations to improve its financial structure through technical cooperation and strategic business collaboration, especially for power conditioners. At the same time, the Company has positively acted to achieve a synergy by exchanging officers and administrative staff as members in the same group under the control of Diamond Electric HD.

In the power supplies business, the Company will expand sales by creating a stable sales platform for power conditioners for solar power generation by prioritizing residential and power storage systems, whose markets are expected to grow, and by expanding our lineup of OEM products. In the transformers business, we will seek to achieve stable growth by expanding sales of reactors for air-conditioners.

Through the above, we forecast net sales of 20,500 million yen, operating income of 180 million yen, ordinary income of 100 million yen, and net loss attributable to owners of parent of 300 million yen for the full year.

This result forecast assumes exchange rates of 1 U.S. dollar = 105 yen and 1 euro = 123 yen.

Furthermore, we will steadily enhance our domestic and overseas research and development system to ensure medium- and long-term technical competitiveness, improve our quality and costing ability through ongoing reform in quality and production Group-wide, and continue to strengthen our revenue platform.

We appreciate the ongoing support of all our shareholders.

(6) Main businesses (As of March 31, 2019)

The Group is engaged in the manufacture and sales of electronic and electric devices and components, as well as related businesses. Our main products are as follows.

Segment	Main products	Use
Transformers business

Low-frequency transformers

High-frequency transformers

Transformers for magnetrons

High-voltage transformers

Reactors for improving the power factor

Water-cooled transformers

Large electromagnets

Magnetic coils

Magnet wires

Natural energy converters

Environmental system devices

Digital audio-visual devices

Communications devices

Cooking and air-conditioning devices

Amusement devices

Industrial equipment

Healthcare and medical devices

Transport equipment

Power supplies business

Power conditioners

Power storage hybrid system

Switching power supplies

AC adaptors

Battery chargers

Inverters for magnetrons

Electronic ballasts for lamps

Power supplies for LED lighting

Assembly of various equipment

(7) Major offices (As of March 31, 2019)

1)	The Company
	Headquarters	(Osaka)
	Tokyo Branch Office	(Chiyoda-ku, Tokyo)

2)	Major Subsidiaries
	Tabuchi Electronics Industry Co., Ltd.	(Otawara-city, Tochigi)
	Thai Tabuchi Electric Co., Ltd.	(Chachoengsao, Thailand)
	Shanghai Tabuchi Transformer Co., Ltd.	(Shanghai, China)
	Tabuchi Electric Hong Kong Ltd.	(Hong Kong, China)
	Dongguan Tabuchi Electric Co., Ltd.	(Guangdong, China)
	Vietnam Tabuchi Electric Co., Ltd.	(Bac Ninh, Vietnam)
	Tabuchi Electric Company of America, Ltd.	(California, U.S.A.)

(8) Employees (As of March 31, 2019)

1) Employees of the Group

Number of employees	Change from previous fiscal year-end
2,877	Down 487

Note: Number of employees refers to full time employees and includes temporary employees (415).

2) Employees of the Company

	Number of employees	Change from previous fiscal year-end	Average age	Average years of service
Male	192	Down 113	44.1	12.7
Female	22	Down 23	35.1	6.8
Total/Average	214	Down 136	43.1	12.1

Note: Number of employees refers to full time employees and includes seconded employees (14).

(9) Major parent company and subsidiaries (As of March 31, 2019)

1) Status of parent company

Company name	Stated capital	Ratio of voting rights in the Company	Relationship with the Company
Diamond Electric MFG. Co., Ltd.	333 million yen	66.9%	Interlocking directorship, dispatch of seconded employees, etc.

Note:		As of January 22, 2019, Diamond Electric MFG. Co., Ltd. holds 63,829,787 shares of the Company’s common stock (66.9% of its voting rights), and is the Company’s parent company.

Matters regarding transactions with the parent company

	a.	Care taken to ensure that transactions do not harm the interests of the Company

Transactions are carried out at arm’s length conditions based on rational, fair and appropriate decisions.
	b.	Decisions of the Board of Directors regarding whether the transactions harm the interests of the Company and the reasons therefor

The Company has accepted Directors and Corporate Auditors from the parent company, and decisions are made through fair discussion by the Board of Directors, including independent Outside Directors, while obtaining appropriate opinions regarding the Company's business.

	c.	Opinions of Outside Directors in disagreement with decisions of the Board of Directors

Not applicable.

2) Status of important subsidiaries

Company name	Stated capital		Percentage of equity participation (%)	Business description
Tabuchi Electronics Industry Co., Ltd.	282	million yen	100.0	Manufacture and sales of power supplies
Thai Tabuchi Electric Co., Ltd.	100	million baht	100.0	Manufacture and sales of transformers and power supplies
Tabuchi Electric Hong Kong Ltd.	72	million HK dollars	100.0	Sales of transformers and power supplies
Dongguan Tabuchi Electric Co., Ltd.	5,000	thousand US dollars	(Indirect) 100.0	Manufacture and sales of transformers and power supplies
Shanghai Tabuchi Transformer Co., Ltd.	6,500	thousand US dollars	100.0	Manufacture and sales of transformers
Vietnam Tabuchi Electric Co., Ltd.	5,000	thousand US dollars	(Indirect) 100.0	Manufacture and sales of transformers

3) Specified wholly-owned subsidiaries

Not applicable.

(10) Status of other important associates (As of March 31, 2019)

Company Name	Capital		Percentage of equity participation (%)	Business description
Korea Transformer Co., Ltd.	3,760	million won	44.2	Manufacture and sales of transformers and magnet wires
Jiangxi Bicai Tabuchi Transformer Co., Ltd.	25,000	thousand yuan	(Indirect) 50.0	Manufacture and sales of transformers

Note: Korea Transformer Co., Ltd. and Jiangxi Bicai Tabuchi Transformer Co., Ltd. are companies accounted for using the equity method.

(11) Main lenders and loan amounts (As of March 31, 2019)

Lenders	Loan balance
Mizuho Bank, Ltd.	1,625	million yen
Sumitomo Mitsui Banking Corporation	959	million yen
MUFG Bank, Ltd.	713	million yen

Note: Figures are rounded down to the nearest million yen.

(12) Dividend policy

The Company regards the return of profits to shareholders as one of the most important management priorities, and strives to maintain stable dividend payments, comprehensively taking into consideration its business performance and financial position.

The Company intends to use internal reserves to meet the expectations of shareholders by appropriating them for focused investment in future growth fields, overseas operations and environmental response measures, as well as for further reinforcement of its consolidated business foundation.

Unfortunately, we have regretfully decided not to pay year-end dividends for the fiscal year under review. The Company will decide on dividends for the next fiscal year based on business performance trends, but is not planning to pay dividends at present. We appreciate the understanding of all our shareholders.

(13) Other important matters concerning the status of the Group

The Company submitted an application for Business Turnaround ADR Procedures on June 25, 2018, and has been engaged in business restructuring. As part of this process, on November 19, 2018, Diamond Electric MFG. Co., Ltd., a subsidiary of Diamond Electric Holdings Co., Ltd., acquired 66.9% of the voting rights of the Company through a third party allotment. This, together with the approval of financial support, primarily in the form of debt forgiveness, by counterparty financial institutions, has enabled us to begin measures aimed at “business restructuring,” our important business challenge. Furthermore, based on the resolutions of the Extraordinary General Meeting of Shareholders held on March 28, 2019, the Company has transformed into a company with an Audit and Supervisory Committee.

This Business Report is prepared under the company with a Board of Corporate Auditors structure which the Company took before March 28, 2019.

2. Company shares (As of March 31, 2019)

(1)	Total number of shares authorized to be issued	120,000,000 shares
(2)	Total number of issued shares	104,332,436 shares	(including treasury stock of 8,909,460 shares)
(3)	Number of shareholders	9,649
(4)	Major shareholders (top 10)

Name of shareholder	Number of shares held (thousands of shares)	Shareholding ratio (%)
Diamond Electric MFG. Co., Ltd.	63,829	66.89
Midori Co., Ltd.	2,824	2.95
Mizuho Bank, Ltd.	1,868	1.95
Japan Securities Finance Co., Ltd.	872	0.91
Teruhisa Tabuchi	803	0.84
Miyoshi Electronics, Inc.	635	0.66
Marubeni-Itochu Steel Inc.	625	0.65
Sumitomo Mitsui Banking Corporation	600	0.62
JFE Steel Corporation	575	0.60
Japan Trustee Services Bank, Ltd.	539	0.56

Notes:	1.	“Shareholding ratio” was calculated based on the total number of issued shares (95,422,976) after deducting treasury shares (8,909,460).
	2.	“Number of shares held” is rounded down to the nearest thousand shares.

3. Stock acquisition rights

Not applicable.

4. Company officers

(1) Status of Directors (March 31, 2019)

Position	Name	Responsibilities and significant concurrent positions
President and CEO	Yuuri Ono	President and CEO, and Group CEO of Diamond Electric Holdings Co., Ltd. President and CEO of Diamond Electric MFG. Co., Ltd. Chairman of the Executive Board of the Company
Director	Masumi Maeta

Director, Senior Managing Executive Officer and Group COO of Diamond Electric Holdings Co., Ltd.

Director, Senior Managing Executive Officer and COO of Diamond Electric MFG. Co., Ltd.

Director of Niigata Diamond Electric Co., Ltd.

Director	Jun Hasegawa

Director, Managing Executive Officer, and Group CCO of Diamond Electric Holdings Co., Ltd.

Director, Managing Executive Officer and CCO, Managing Director of Internal Control and Safety of Diamond Electric MFG. Co., Ltd.

Corporate Auditor of Niigata Diamond Electric Co., Ltd.

Director (Full-time Audit and Supervisory Committee Member)	Masataka Irie	Director and Audit and Supervisory Committee Member of Diamond Electric Holdings Co., Ltd.
Director (Audit and Supervisory Committee Member)	Shiro Kasama	Full-time Auditor of DAIICHI KIGENSO KAGAKU KOGYO CO., LTD.
Director (Audit and Supervisory Committee Member)	Kazutoshi Miyamoto
Director (Audit and Supervisory Committee Member)	Daisuke Okamoto	Partner of Shohaku Law Office

Notes:	1.	The Company transitioned to a company with an Audit and Supervisory Committee on March 28, 2019.
	2.	Directors (Audit and Supervisory Committee Members) Shiro Kasama, Kazutoshi Miyamoto, and Daisuke Okamoto are Outside Directors. There are no special relationships between the Company and the companies in which Shiro Kasama and Daisuke Okamoto hold significant concurrent positions.
	3.	Director (Audit and Supervisory Committee Member) Shiro Kasama has many years of experience in financial operations at banks, and possesses considerable knowledge of finance and accounting.
	4.	The Company has submitted Directors (Audit and Supervisory Committee Members) Shiro Kasama, Kazutoshi Miyamoto, and Daisuke Okamoto as independent directors in accordance with the regulations of the Tokyo Stock Exchange.
	5.	The Company has appointed Masataka Irie as a Full-time Audit and Supervisory Committee Member in order to improve audit effectiveness and audit and supervision functions through enhanced information gathering and sufficient coordination mainly with the internal audit division.
	6.	Personnel changes of officers during the fiscal year under review are as follows:
(1) Appointments
President and CEO Yuuri Ono, Director Masumi Maeta, and Director Jun Hasegawa were appointed on December 18, 2018, and assumed office on January 22, 2019.
Masataka Irie, Kazutoshi Miyamoto, and Daisuke Okamoto were appointed as Corporate Auditors on December 18, 2018, and assumed office on January 22, 2019. On March 28, 2019, as the Company transitioned to a company with an Audit and Supervisory Committee, Corporate Auditors Masataka Irie, Kazutoshi Miyamoto, and Daisuke Okamoto resigned due to the completion of their terms of office, and on March 28, 2019, Masataka Irie, Shiro Kasama, Kazutoshi Miyamoto, and Daisuke Okamoto were appointed and assumed office as Directors (Audit and Supervisory Committee Members).
Yukitaka Sakamoto was newly appointed and assumed office as a Director at the Ordinary General Meeting of Shareholders held on June 28, 2018.

(2) Resignation

Position at resignation	Name	Responsibilities and significant concurrent positions at resignation	Date of resignation
Chairman	Teruhisa Tabuchi		December 18, 2018
President	Toshihiro Kaihoshi	Chairman of the Executive Board	January 22, 2019
Director	Shigekazu Sakabe	Vice President and Executive Officer, Group CTO, Senior General Manager for Engineering	January 22, 2019
Director	Masao Sasano	Managing Executive Officer, General Manager of Group Management Control Division	January 22, 2019
Director	Yukitaka Sakamoto	Managing Executive Officer, Senior General Manager for Business, General Manager of Energy Solution Business Division	January 22, 2019
Director	Seiji Shiotsu,		June 28, 2018
Director	Toshihito Hayano	Advisor of Osaki Sports Foundation Outside Director of Nippon Light Metal Holdings Co., Ltd.	January 22, 2019
Director	Seiji Osaka	Director and Executive Vice President of TDK Corporation	November 7, 2018
Corporate Auditor	Toshiaki Ozaki	Full-time	January 22, 2019
Corporate Auditor	Hiroshi Hayashi	Tax Accountant (Director of Hayashi Tax Accountant Office)	January 22, 2019
Corporate Auditor	Akira Ishida	External Auditor of KYOSHA CO., LTD. Outside Director (Audit and Supervisory Committee Member) of FUJICCO Co., Ltd.	January 22, 2019

Notes:	1.	Directors Teruhisa Tabuchi, Toshihiro Kaihoshi, Shigekazu Sakabe, Masao Sasano, Yukitaka Sakamoto, Toshihito Hayano, and Seiji Osaka and Corporate Auditors Toshiaki Ozaki, Hiroshi Hayashi, and Akira Ishida retired due to resignation from their positions.
The name of “Seiji Shiotsu,” is written with a comma in Japanese.
	2.	Directors Seiji Shiotsu,, Toshihito Hayano, and Seiji Osaka were Outside Directors as stipulated in Article 2, Paragraph 15 of the Companies Act.
	3.	The Company had submitted Directors Seiji Shiotsu, and Toshihito Hayano as independent directors in accordance with the regulations of the Tokyo Stock Exchange.
	4.	The Company had submitted Corporate Auditors Hiroshi Hayashi and Akira Ishida as independent auditors in accordance with the regulations of the Tokyo Stock Exchange.
	5.	The significant concurrent positions held by Directors Toshihito Hayano and Seiji Osaka, and Corporate Auditors Hiroshi Hayashi and Akira Ishida at their resignation, and their relationships with the Company, were as follows:

Position	Name	Company name	Position	Relationships with the Company
Outside Director	Toshihito Hayano	Osaki Sports Foundation	Advisor	There are no special interests.
		Nippon Light Metal Holdings Co., Ltd.	Outside Director	There are no special interests.
	Seiji Osaka	TDK Corporation	Director and Executive Vice President	The Company has material purchasing and other business transactions with TDK Corporation, and had a capital and business alliance agreement, which was dissolved on November 7, 2018.
Outside Corporate Auditor	Hiroshi Hayashi	Hayashi Tax Accountant Office	Tax Accountant	There are no special interests.
	Akira Ishida	CPA & Tax Accountant, Akira Ishida Office	Certified Public Accountant Tax Accountant	There are no special interests.
		KYOSHA CO., LTD.	External Auditor	There are no special interests.
		FUJICCO Co., Ltd.	Outside Director (Audit and Supervisory Committee Member)	There are no special interests.

7.	The Company adopts an executive officer system. Executive officers that do not serve concurrently as Directors are as follows:

Position	Name	Responsibilities
Managing Executive Officer	Eishin Tokuhara	Managing Executive Officer, and Group CFO of Diamond Electric Holdings Co., Ltd. Managing Executive Officer and CFO of Diamond Electric MFG. Co., Ltd.
Managing Executive Officer	Yusuke Nishikawa

Managing Executive Officer, Group CMO and Group CIO of Diamond Electric Holdings Co., Ltd.

Managing Executive Officer, CMO, CIO and Division General Manager, Overseas Business Promotion Division of Diamond Electric MFG. Co., Ltd.

Managing Executive Officer	Shintaro Mori	Managing Executive Officer, and Group CTO of Diamond Electric Holdings Co., Ltd. Managing Executive Officer and CTO of Diamond Electric MFG. Co., Ltd.
Managing Executive Officer	Yutaka Soramoto

Managing Executive Officer, and Group CAO of Diamond Electric Holdings Co., Ltd.

Managing Executive Officer and CAO and

Division General Manager, Management Unification Division of Diamond Electric MFG. Co., Ltd.

Executive Officer	Atsushi Iwano	Division General Manager, Cooperate Engineering Division of the Company
Executive Officer	Yukitaka Sakamoto	Division General Manager, Energy Solutions Business Division of the Company
Executive Officer	Masanao Manabe	Deputy Division General Manager, Energy Solutions Business Division of the Company

Notes:	Personnel changes of Executive Officers during the fiscal year under review were as follows:

1.	Eishin Tokuhara, Yusuke Nishikawa, Shintaro Mori, Yutaka Soramoto, and Atsushi Iwano were appointed as Executive Officers on January 22, 2019.
2.	Masanao Manabe was appointed as Executive Officer on June 28, 2018.
3.	Masahiko Kurohiji resigned as Executive Officer on June 28, 2018.
4.	Yukitaka Sakamoto, Masanao Manabe, Junnosuke Sugitani, Norio Nadaguchi, and Mitsuhito Takada resigned as Executive Officers on January 22, 2019, and Yukitaka Sakamoto and Masanao Manabe were reappointed as Executive Officers on the same date.

(2)	Outline of liability limitation agreement

The Company and Directors (Audit and Supervisory Committee Members) Shiro Kasama, Kazutoshi Miyamoto, and Daisuke Okamoto have concluded agreements that limit their liability as stipulated in Article 423, Paragraph 1 of the Companies Act to 5 million yen or the amount stipulated by laws and regulations, whichever is higher.

(3)	Total remuneration for Directors and Corporate Auditors for the fiscal year under review

Position	Number of persons	Amount of remuneration	Summary
Directors (excluding Audit and Supervisory Committee Members)	11	103 million yen	Including 3 Outside Directors: 8 million yen
Directors (Audit and Supervisory Committee Members)	4	0 million yen	Including 3 Outside Directors: 0 million yen
Corporate Auditors	6	20 million yen	Including 4 Outside Corporate Auditors: 7 million yen
Total	21	123 million yen

Notes:	1.	The maximum remuneration for Directors (excluding Audit and Supervisory Committee Members) determined at the Extraordinary General Meeting of Shareholders held on March 28, 2019 is 135 million yen per year. The maximum remuneration for Corporate Auditors determined at the 76th Ordinary General Meeting of Shareholders held on June 27, 2014 is 50 million yen per year (20 million yen per year for outside Corporate Auditors).
2.	The above numbers of Directors and Corporate Auditors includes the eight Directors and three Corporate Auditors that have resigned.
3.	Figures in million yen are rounded down to the nearest million yen.

(4)	Outside officers

1)	Relationships between the Company and companies in which officers hold important concurrent positions (March 31, 2019)

Position	Name	Company name	Description of concurrent position	Relationships with the Company
Director (Audit and Supervisory Committee Member)	Shiro Kasama	DAIICHI KIGENSO KAGAKU KOGYO CO., LTD.	Full-time Auditor	There are no special interests.
	Daisuke Okamoto	Shohaku Law Office	Partner	There are no special interests.

2)	Major activities during the fiscal year under review

Position	Name	Major activities
Outside Director (Audit and Supervisory Committee Member)	Shiro Kasama	Since taking office on March 28, 2019, Shiro Kasama has attended one Board of Directors meeting and one Audit and Supervisory Committee meeting held during the fiscal year under review, and has provided input as necessary, primarily from his perspective as a business administrator with extensive experience.
	Kazutoshi Miyamoto	Since taking office as Outside Corporate Auditor on January 22, 2019, Kazutoshi Miyamoto attended all three Board of Directors meetings and all three Audit and Supervisory Committee meetings held during the fiscal year under review before taking office as Director (Audit and Supervisory Committee Member) on March 28, 2019, and after that, he has attended one Board of Directors meeting and one Audit and Supervisory Committee meeting held during the fiscal year under review, and has provided input as necessary, primarily based on his extensive experience, track record, and knowledge in the electronic device industry.
	Daisuke Okamoto	Since taking office as Outside Corporate Auditor on January 22, 2019, Daisuke Okamoto attended all three Board of Directors meetings and all three Audit and Supervisory Committee meetings held during the fiscal year under review before taking office as Director (Audit and Supervisory Committee Member) on March 28, 2019, and after that, he has attended one Board of Directors meeting and one Audit and Supervisory Committee meeting held during the fiscal year under review, and has provided input as necessary, primarily based on his extensive experience as a lawyer.
Outside Director	Toshihito Hayano	Until his resignation on January 22, 2019, Toshihito Hayano attended 19 of the 20 Board of Directors meetings held during the fiscal year under review, and has provided input as necessary, primarily based on his extensive experience as a business manager.
	Seiji Osaka	Until his resignation on November 7, 2018, Seiji Osaka attended seven of the 14 Board of Directors meetings held during the fiscal year under review, and has provided input as necessary, primarily based on his perspective as a major shareholder and as a business manager.
Outside Corporate Auditor	Hiroshi Hayashi	Until his resignation on January 22, 2019, Hiroshi Hayashi attended 16 of the 20 Board of Directors meetings and all nine Audit and Supervisory Committee Member meetings held during the fiscal year under review, and has provided input as necessary, primarily based on his perspective as a tax and accounting expert.
	Akira Ishida	Until his resignation on January 22, 2019, Akira Ishida attended 19 of the 20 Board of Directors meetings and all nine Audit and Supervisory Committee Member meetings held during the fiscal year under review, and has provided input as necessary, primarily based on his perspective as a tax and accounting expert.

3)	Independence standards and policies

Although the Company does not have a written independence standard to select Outside Directors, the Company carefully examines and considers whether there are any interests between the Outside Director and the Group by referring mainly to the Tokyo Stock Exchange’s Enforcement Rules for Securities Listing Regulations. In selecting Outside Directors, the Company focuses on ensuring that there are no conflicts of interest between candidates and general shareholders and that the candidates possess rich insight and expertise regarding management in diverse business fields.

5.	Accounting Auditor

(1)	Name of the Accounting Auditor: Deloitte Touche Tohmatsu LLC
(2)	Amount of remuneration of the Accounting Auditor during the fiscal year under review

Amount
Amount of remuneration for the fiscal year under review	86 million yen
Total amount of money and other property the Company and its subsidiaries owe to the Accounting Auditor	86 million yen

Notes:	1.	The amounts of audit remuneration under the Companies Act and the Financial Instruments and Exchange Act are not distinguished in the audit contract between the Company and the Accounting Auditor, nor is such distinction effectively possible. Therefore, the amount above is the aggregated amount of these items.
2.	Of the Company’s important subsidiaries, Thai Tabuchi Electric Co., Ltd., Tabuchi Electric Hong Kong Ltd., Dongguan Tabuchi Electric Co., Ltd., Shanghai Tabuchi Transformer Co., Ltd., and Vietnam Tabuchi Electric Co., Ltd. underwent audits (limited to those stipulated by the Companies Act and Financial Instruments and Exchange Act or their foreign counterparts) by a certified public accountant or auditing corporation (including those with foreign counterpart certifications) other than the Company’s Accounting Auditor.
3.	The Company’s Audit and Supervisory Committee has confirmed the status of the execution of duties of the Accounting Auditor and the content of its audit plans in accordance with the “Operation Guidelines Regarding Coordination with Accounting Auditors” issued by the Japan Audit & Supervisory Board Members Association, and based on the results, has given its consent with regard to the remuneration, etc. for the Accounting Auditor as stipulated in Article 399, Paragraph 1 of the Companies Act.
4.	The amount of remuneration, etc. for the Accounting Auditor includes, in addition to the above, 42 million yen in additional remuneration for the previous fiscal year.

(3)	Policy for dismissal or non-reappointment of an Accounting Auditor

Under the Company’s policy, the Audit and Supervisory Committee can dismiss the Accounting Auditor with the unanimous consent of the Audit and Supervisory Committee Members in cases where it has been determined that the Accounting Auditor falls under any item of Article 340, Paragraph 1 of the Companies Act.

In such cases, an Audit and Supervisory Committee Member selected by the Audit and Supervisory Committee will report on the dismissal of the Accounting Auditor, and the reasons for doing so, at the first general meeting of shareholders held after the dismissal.

In addition to the cases described above, in the event that it has been determined that the Accounting Auditor is unable to perform proper audits due to matters which interfere with the competence or independence of the Accounting Auditor, the Audit and Supervisory Committee will decide on the contents of a proposal regarding the dismissal or non-reappointment of the Accounting Auditor to be submitted to the general meeting of shareholders.

6.	System to ensure appropriateness of operations and operational status of such system

The Company upholds its Motto and Management Philosophy as the basic policies of various corporate activities that serve as the basis for formulating business strategies and making management decisions.

The Company is committed to the establishment, maintenance, and improvement of an operational framework in which not only management team, but all employees conduct various activities fairly and appropriately, in compliance with the Articles of Incorporation as well as laws and regulations, in order to ensure the appropriate and effective enforcement of control functions.

Although the Company transitioned to a company with an Audit and Supervisory Committee on March 28, 2019, the operational status of the system to ensure the appropriateness of operations is reported as a company with a Board of Corporate Auditors, the former structure.

(1)	System to ensure that execution of duties by Directors and employees of the Company and the Group comply with laws, regulations and the Articles of Incorporation

1)	At the Extraordinary General Meeting of Shareholders held on March 28, 2019, the Company transitioned to a company with an Audit and Supervisory Committee, with a view to strengthening the supervisory function of the Board of Directors and the corporate governance system. The Board of Directors, which comprises three Directors who are not Audit and Supervisory Committee Members and four Directors who are Audit and Supervisory Committee Members (including three Outside Directors), makes decisions on important matters such as management policies and business strategies, while supervising the status of business execution, in an effort to enhance its function.

2)	The Group positions compliance-based management as one of its important tasks, and has established the Code of Conduct and the Compliance Rules to ensure truthful behavior in compliance not only with laws and regulations, but also with the Articles of Incorporation, internal rules, and social ethics, and familiarizes all officers and employees of the Company and the Group with such standards.

3)	The Compliance Committee, which is chaired by the President of the Company, strives to establish, maintain, and develop the compliance system throughout the Group, and identify and address problems, while providing activities for educating and enlightening the officers and employees.

4)	The Company’s Corporate Auditors shall, in coordination with the Internal Audit Office, report to the Company’s Board of Directors on the survey on the compliance system and its operation, as well as its effectiveness, etc.

(Operational status of such system)

The Company provides compliance education to officers and employees through training on legal matters, etc., aiming at full awareness and understanding of the Code of Conduct by having them submit a written pledge of compliance. Meanwhile, audits by Corporate Auditors and internal audits verify that the duties of the Directors and employees of the Company and the Group are executed in an appropriate manner, pursuant to laws and regulations, the Articles of Incorporation and internal rules.

(2)	System for storage and management of information related to execution of duties by Directors of the Company

Records of the general meeting of shareholders, the Board of Directors meetings, and other important meetings, including those organized by Directors, as well as documents approved by Directors based on the Rules on the Division of Authority and other information concerning the execution of duties by Directors are recorded, stored, and managed appropriately and securely, with ease of searchability commensurate with the type of data-storage medium employed, in accordance with laws and regulations as well as internal rules.

(Operational status of such system)

Materials and minutes of the Board of Directors meetings, Executive Board meetings, and other important meetings are furnished with sufficient information security and managed and stored in an appropriate manner on the internal website, accessible by officers of the Company at any time. In addition, internal training on information security is provided by the IT-related division to promote the development of the information management system.

(3)	Regulations and other systems to manage risk of loss of the Company and the Group

1)	For the identification, recognition, and appropriate management of risks, the Company and the Group has formulated the Risk Management Rules and established the Risk Management Committee, which is chaired by the President of the Company, select managers responsible for risks in each category, and regularly manage and supervise the inspection and evaluation of risks as well as countermeasures, including the identification of material risks, management of risk information, and development of systems to address risks.

2)	The Company and the Group has formulated the Crisis Management Rules, including procedures to follow in the event of an unexpected situation, and develop a system under which a headquarter headed by the President is established in the case of an emergency to address risks in a prompt and appropriate manner.

3)	Corporate Auditors and the Internal Audit Office of the Company shall conduct audits regarding the status of risk management at the Company and the Group companies, and report the results thereof to the Board of Directors, etc. which in turn shall, based on such report, strive to identify and address problems.

(Operational status of such system)

Under the instructions of the Risk Management Committee, all divisions and the Group companies work to identify material risks and share risk information. In addition, a personal safety confirmation system for use in times of emergency has been introduced for employees of the Company, whereby the safety of our employees and their family members can be confirmed in the event of a major earthquake with an intensity of around 5.

(4)	Systems to ensure efficient execution of duties by Directors of the Company and the Group

1)	The Company and the Group hold regular monthly Board of Directors’ meetings, and additional Board of Directors’ meetings as necessary to resolve important matters and supervise the status of business execution by Directors.

2)	An executive officer system has been introduced for business execution based on the decisions of the Board of Directors to clarify responsibilities and authority, accelerate decision-making, and strengthen corporate governance by separating decision-making and supervision from business execution. In addition, the Company clarifies the scope of the business operations of each division and the authority attached to each position in the Organizational Rules, Rules on Division of Duties, Rules on Division of Authority, and Subsidiary Management Rules, to streamline business operations.

3)	With regard to verifying the execution of duties by the Directors of the Company and the Group, each Director reports the progress of execution against individual plans based on the corporate business plan at the Board of Directors meetings, etc. of the Company and the Group, whereby the measures and efficiency of the execution system is examined and reviewed.

(Operational status of such system)

The Executive Board, comprising Executive Officers who are delegated business execution from the Board of Directors is organized, while a specialist personnel system is established to strengthen organizational structures and clarify the scope of business operations and authorities of managers, thereby streamlining business operations.

(5)	System to ensure appropriateness of operations at the Company and the Group

1)	Based on the Code of Conduct of the Company, the Group aims to establish an internal control system that integrates all Group companies, whereby each Group company shall develop a compliance promotion framework in accordance with that of the Company, with support from the Company in education and training as necessary.

2)	The Managing Director of each Group company supervises its management, and requests reports on important matters regularly or as appropriate, while respecting the autonomy of each Group company, to guide, support and manage each Group company.

3)	The Corporate Auditors and the Internal Audit Office of the Company conduct regular and extraordinary audits of the Company and Group companies, and report the results to the Board of Directors, etc., upon which the Board of Directors strives to identify and address any problems.

(Operational status of such system)

The Board of Directors at each Group company meets regularly to make decisions as a governing body on important matters at each company, and also verifies the status of business operation to provide necessary guidance and support in an appropriate manner. Meanwhile, the results of audits conducted by Corporate Auditors and the Internal Audit Office are reported to the President of each Group company and the President of the Company.

(6)	Employees to assist duties of the Company’s Corporate Auditors when Corporate Auditors request the assignment of such employees, independence of such employees from Directors, and ensuring effectiveness of instructions to such employees

1)	When Corporate Auditors request the assignment of employees to assist their duties, the Company’s Board of Directors may nominate an Internal Audit Office Manager and some members as assistants, upon consulting with Corporate Auditors.

2)	During the term assigned to assist the Corporate Auditors, the Internal Audit Office Manager and its members are placed under the instructions of the Corporate Auditors and shall not be subject to instructions and orders from Directors or other superiors.

(Operational status of such system)

Not applicable, as Corporate Auditors have not made a request to assign such assistants.

(7)	Systems for Directors and employees of the Company and the Group to report to Corporate Auditors and other systems for reporting to Corporate Auditors, and systems to ensure audits by Corporate Auditors are effective

1)	the Company’s Corporate Auditors attend major internal meetings, including the Board of Directors meeting of the Company and the Group, to receive timely reports.

2)	In the event of an incident with a material impact on the operations or business performance of the Company and the Group or possibility thereof, the discovery of any illegal or fraudulent act, or any other matter reporting is required by the Company’s Board of Corporate Auditors, the Directors and employees of the Company and the Group shall report to Corporate Auditors of the Company in a timely and appropriate manner.

3)	Corporate Auditors of the Company may request reports from Directors and employees as necessary, attend other meetings deemed necessary, and ask for inspection and submission of documents.

4)	Corporate Auditors of the Company are to ensure the effectiveness of audits of the Company and Group companies mainly by holding regular meetings to exchange opinions for close cooperation with the Internal Audit Office, the Accounting Auditor and others.

5)	Individuals who have reported to the Company’s Corporate Auditors shall not be treated disadvantageously on the grounds of such reporting.

6)	If the Company’s Corporate Auditors request for advance payment of expenses, etc. incurred through the execution of their duties, such expenses or obligations shall be promptly processed upon examination by the responsible division.

(Operational status of such system)

Corporate Auditors shall formulate an audit plan, including an audit policy and share information with fellow Corporate Auditors by holding regular monthly meetings of the Board of Corporate Auditors. Corporate Auditors may request Directors and employees to attend meetings of the Board of Corporate Auditors as appropriate, to deepen dialogue with them, and to obtain a better understanding of the status of the Company. Furthermore, Corporate Auditors may attend important monthly meetings, including the Board of Directors meetings and Executive Board meetings, and conduct on-site inspections at Group companies as appropriate, while carrying out audits regarding the status of execution of duties by Directors and employees, in close cooperation with the Accounting Auditor and the Internal Audit Office. Expenses necessary for the execution of duties by Corporate Auditors shall be examined and promptly processed upon their request.

(8)	Basic stance for elimination of antisocial forces and status of implementation

The Company follows the “Osaka Prefectural Ordinance on Eliminating Organized Crime” and “Guidelines for Businesses to Prevent Damages from Antisocial Forces” set forth by the Ministerial Meeting Concerning Measures Against Crime as its basic policy. As a specific action guideline to put these into practice, the Code of Conduct clearly states “antisocial forces and other organizations shall be dealt with in a resolute attitude.”

In addition, pursuant to the Code of Conduct, the Compliance Rules, and the Rules for Dealing with Antisocial Forces, the Company appoints the chief compliance officer as the supervisor to promote the full understanding of the basic policies on dealing with antisocial forces and operational policies by all members of the Company. The general affairs division is the contact office to collaborate closely with regional police departments, corporate defense countermeasures associations, and others, to collect information for dealing with antisocial forces.

(Operational status of such system)

The Company collaborates closely with the competent police departments, and joins the corporate defense countermeasures associations, in an effort to establish a system for dealing with antisocial forces.

7.	Basic policy on control over the Company

(1)	Summary of details of the basic policy

Large-scale purchases of shares to gain control over the Company’s financial and operational policies without the consent of the Board of Directors are not rejected altogether insofar as they are deemed to contribute to the corporate value of the Company and the common interest of its shareholders upon determining their economic rationality. The Company believes that decisions on purchase proposals that involve transfer of control over the Company shall ultimately be based on the intention of shareholders as a whole.

However, some large-scale purchases of shares may not contribute to the corporate value or the common interest of shareholders, for example may obviously harm the corporate value and, in turn, the common interest of the shareholders, effectively force shareholders to sell their shares, do not provide sufficient time and information for the Board of Directors or shareholders to carefully consider the content and terms, etc. of the purchase, or for the Board of Directors to prepare alternative proposals, require the target company to negotiate with the purchaser in order to elicit conditions more advantageous than those presented by the purchaser.

The Board of Directors of the Company believes that, even in the case of a large-scale purchase of shares in the Company intended to acquire the Group without the consent of the Board of Directors, whether to accept such proposal should ultimately be decided by the shareholders. However, a party that engages in inappropriate large-scale purchase of shares, such as those described above, is deemed inappropriate to gain control over the financial and operational policies of the Company, and is likely to impair the corporate value of the Group and, in turn, the common interest of its shareholders. Accordingly, the Company believes that inappropriate large-scale purchases require the triggering of appropriate countermeasures.

(2)	Summary of a special framework to realize the basic policy

In order to maintain ongoing shareholder investment over the medium- to long-term, the Company carries out the following measures aiming to increase the corporate value of the Company and, in turn, the common interest of its shareholders, and are believed to be conducive to the realization of the basic policy, as described in (1) above.

(i) Motto and Management Philosophy

Under its Motto, “Contributing to the public through manufacturing quality products” the Group upholds the Management Philosophy, “We are Diverse Colorful Zebras, we are seeking the Happiness of our Comrades, By Supporting our Customers First, By contributing to Society, By the Trust, to earn their Trust.” in an effort to increase the corporate value of the Company and, in turn, the common interest of its shareholders.

(ii) Outline of the medium-term business plan (DSA2021)

The Company shares the Diamond Electric Holdings Group’s five-year medium-term business plan up to 2021. The Company is in charge of the electronic equipment business in the Group. Specifically, the Company engages in the manufacturing of diverse products ranging from designing inverters, controllers and other control devices to transformers and other power electronics that the Company originates from. The electronic equipment business accounted for roughly 30% of the total net sales of the Group in the fiscal year ended March 31, 2019.

- A 50% target share for the electronics/automotive electronics business among total Group net sales

The Company will accelerate business integration with Diamond Electric MFG. Co., Ltd., whereby the electronics/automotive electronics business aims to attain a 50% share of the total net sales of the Group.

1) We will firmly establish ourselves as a leading company in Japan, with the solar power conditioner business as our core business.

2) In the transformer business, we will further promote new technological development, in order to meet diversifying customer needs.

3) We will develop ultra-small and long-life products, mainly in the area of on-board chargers for the expanding EV/PHEV market.

- We will aim to become a company that contributes to the lives of people by providing efficient energy.

(iii) Initiatives for strengthening corporate governance

Under the aforementioned Mission Statement and corporate objectives, the Company is enhancing and strengthening corporate governance, with an aim to increase corporate value by ensuring confidence among all stakeholders, including our shareholders.

The Board of Directors resolves all important management items, while supervising business execution, in addition to duties prescribed by laws, regulations and the Articles of Incorporation. In addition, an executive officer system has been introduced to clarify responsibilities and authority as well as to accelerate decision-making by separating decision-making and supervision from business execution. Furthermore, three Outside Directors are appointed among seven Directors, in an aim to strengthen supervision over management.

In order to enhance the effectiveness of audits by Corporate Auditors, Outside Corporate Auditors have been appointed with considerable expertise in the areas of law as well as finance and accounting. A framework has been established for cooperation between the Board of Corporate Auditors and the internal audit division. Each Corporate Auditor conducts audits based on the basic policies established by the Board of Corporate Auditors, pursuant to laws and regulations as well as various standards, while attending the Board of Directors meetings and other important meetings to provide opinions as necessary.

Furthermore, as stated in “(13) other important matters concerning the status of the Group” in “1. Current status of the Group,” on June 25, 2018, the Company applied for an alternative dispute resolution (ADR) procedure for business turnaround, and has been engaged in business restructuring since that time. Thereafter, a third party allotment conducted on November 19, 2018 by Diamond Electric MFG. Co., Ltd., a subsidiary of Diamond Electric Holdings Co., Ltd., subscribing to a 66.9% stake of the Company, along with the approval of counterparty financial institutions regarding financial support, primarily in the form of debt forgiveness, has enabled the Company to begin measures for “business restructuring,” which is an important management challenge for the Company. Meanwhile, on March 28, 2019, the Company transitioned to a company with an Audit and Supervisory Committee, based on the resolution at the Extraordinary General Meeting of Shareholders held on the same day, and is striving to strengthen corporate governance.

(3)	Outline of initiatives for preventing inappropriate control over the Company

At the 79th Ordinary General Meeting of Shareholders held on June 29, 2017, the Company obtained approval from the shareholders regarding renewal of measures against large-scale purchases of shares in the Company (takeover defense measures) (the “Plan”), as part of the initiatives for realizing the basic policy as stated in (1) above.

While the outline of the Plan is described as follows, for further details, please refer to the news release dated June 2, 2017, “Notice on Renewal of Measures against Large-scale Purchases of shares in the Company (Takeover Defense Measures),” posted on the Company’s website (http://www.zbr.co.jp/) (in Japanese). The Plan shall expire at the conclusion of the Ordinary General Meeting of Shareholders to be held for the last fiscal year ending within three years after the conclusion of the 79th Ordinary General Meeting of Shareholders.

The Plan is intended for a potential purchase, etc. of shares in the Company or proposal thereof by an entity (the “Purchaser, etc.”), secure sufficient information and time for the shareholders to make a judgment on whether the purchase, etc. is an inappropriate purchase, and enable negotiation with the Purchaser, etc. on behalf of shareholders, thereby ensuring a framework for preventing any purchase that compromises the corporate value of the Company and, in turn, the common interest of its shareholders.

The Plan shall be triggered by a purchase of shares by the Purchaser, etc. that is considered to result in the acquisition of a stake of 20% or higher, upon the resolution of the Board of Directors, based on the recommendation of an independent panel comprising outside parties, along with case-by-case judgments based on economic rationality. In the event of a gratis allotment of stock acquisition rights, all shareholders shall be allotted stock acquisition rights in the number of shares held by them, provided that the Purchaser, etc. can not exercise the allotted stock acquisition rights, thereby halving its stake, for the purpose of protecting corporate value of the Company and, in turn, the common interest of its shareholders.

(4)	Judgment by the Board of Directors on initiatives for preventing inappropriate control over the Company and the reasons therefor

The Plan is in line with the basic policy as stated in (1) above, does not impair the common interest of the shareholders of the Company, and is not intended to preserve the status of the officers of the Company for the following reasons:

1)	The Plan is intended to protect the Company from a purchase that is deemed to impair the corporate value of the Company and, in turn, the common interest of its shareholders, by issuing a warning in advance to the potential Purchaser, etc. through public announcement, mainly through timely disclosure through Tokyo Stock Exchange, Inc., disclosure by statutory disclosure documents such as the business report of the Company, and posting on the Company’s website, notifying the procedures that parties conducting purchase of shares in the Company must follow, and the likelihood that the Company might carry out a gratis allotment of stock acquisition rights, with conditions for exercising said stock acquisition rights that do not permit the exercise of rights acquired through inappropriate purchases by the Purchaser, etc., along with a clause for acquisition whereby the Company acquires stock acquisition rights from parties other than the Purchaser, etc. in exchange for shares in the Company.

2)	The Plan satisfies all requirements under the guideline for takeover defense measures.

The Plan satisfies all three principles set out in the “Guidelines Regarding Takeover Defense for the Purposes of Protection and Enhancement of Corporate Value and Shareholders’ Common Interests,” published jointly by the Ministry of Economy, Trade and Industry, and the Ministry of Justice on May 27, 2005, namely i) the principle of protecting and enhancing corporate value and shareholders’ common interests, ii) the principle of prior disclosure and shareholders’ will, and iii) the principle of ensuring the necessity and reasonableness of defensive measures. It also conforms to the contents of “Takeover Defense Measures in view of Recent Environmental Changes,” issued by the Corporate Value Study Group on June 30, 2008, stating no money, etc. should be delivered to the purchaser, and Directors must behave in a responsible and disciplined manner.

The Plan also meets the matters to be observed pertaining to introduction of takeover defense measures prescribed under Article 440 of the Securities Listing Regulations of the Tokyo Stock Exchange (sufficient disclosure, transparency, effect on the secondary market, and respect for shareholders’ rights).

3)	The Plan has been introduced for the purposes of ensuring and enhancing the common interest of the shareholders

The Plan has been introduced to counter a purchase, etc. of shares in the Company for the purpose of ensuring and enhancing the corporate value of the Company and, in turn, the common interest of its shareholders, by securing sufficient information and time for shareholders to judge whether or not to accept the bid, and for the Company’s Board of Directors to present an alternative plan, while enabling negotiation with the Purchaser, etc. on behalf of shareholders.

4)	The Plan fully respects the shareholders’ intentions

The Plan incorporates a so-called sunset clause and shall expire in three years after its adoption. Even prior to such expiry, if a resolution is made for abolishment or amendment of the Plan at the Company’s general meeting of shareholders, the Plan may be abolished or amended accordingly. As such, abolishment or amendment of the Plan shall be based on the shareholders’ intentions, as expressed at the Company’s general meeting of shareholders.

5)	Respect for the judgment of external parties with high independence and information disclosure

For the implementation and operation of the Plan, the Company shall establish an independent panel as an advisory body that gives recommendation to the Board of Directors, eliminating arbitrary judgment by the Company’s Board of Directors, and making an objective judgment, on behalf of the shareholders, for the corporate value of the Company and the common interest of its shareholders.

The independent panel shall comprise three or more members selected from among external experts, the Company’s Outside Corporate Auditors or Outside Directors who are independent from the management team engaged in business execution.

Moreover, the Company shall, pursuant to applicable laws and regulations, as well as the rules of financial instruments exchanges, make timely disclosure of matters considered appropriate by the Company’s Board of Directors, including the progress of the procedures under the Plan, a summary of the recommendations, etc. by the independent panel, and a summary of the relevant resolutions of the Company’s Board of Directors, thereby ensuring a framework for the transparent operation of the Plan in a manner that contributes to the corporate value of the Company and, in turn, the common interest of its shareholders.

6)	Establishment of reasonable and objective requirements for triggering the Plan

Triggering the Plan requires by design certain predetermined conditions that are both reasonable and objective to be satisfied, thereby ensuring a mechanism for preventing arbitrary triggering by the Company’s Board of Directors.

7)	Obtaining third party expert opinions

The Board of Directors and the independent panel of the Company are allowed to obtain advice from independent third parties (including financial advisors, certified public accountants, attorneys, consultants, and other experts), as a way to positively ensure the fairness and objectivity of judgments.

8)	The Plan is neither a dead-hand nor a slow-hand takeover defense measure

Since its introduction and abolition is resolved at the Company’s general meeting of shareholders, the Plan is not a so-called dead-hand takeover defense measure (a type of takeover defense measure whose triggering cannot be prevented even after a majority of the members of the Board have been replaced).

In addition, since the term of office of the Company’s Directors are one year, and they are elected at the ordinary general meeting of shareholders every year, the Company’s Board is not a so-called staggered board system, thus the Plan is not a so-called slow-hand takeover defense measure (a type of takeover defense measure that needs time to prevent triggering, as members of the Board of Directors cannot be replaced at once).

Consolidated Balance Sheet

(As of March 31, 2019)

(Millions of yen)

Item	Amount	Item	Amount
(Assets)		(Liabilities)
I. Current Assets	12,864	I. Current Liabilities	6,072
Cash and deposits	4,573	Notes and accounts payable - trade	2,053
Notes and accounts receivable – trade	3,555	Electronically recorded obligations -operating	808
Electronically recorded monetary claims – operating	86	Short-term loans payable	795
Merchandise and finished goods	1,865	Current portion of long-term loans payable	18
Work in process	284	Lease obligations	1
Raw materials and supplies	1,634	Accounts payable	1,024
Other	864	Income taxes payable	59
II. Non-current Assets	5,563	Provision for bonuses	175
Property, plant and equipment	2,576	Provision for product warranties	224
Buildings and structures	1,156	Other	909
Machinery, equipment and vehicles	801	II. Non-current Liabilities:	8,331
Land	522	Long-term loans payable	4,047
Construction in progress	19	Lease obligations	1
Other	76	Net defined benefit liability	552
Intangible assets	109	Deferred tax liabilities	300
Investments and other assets	2,877	Asset retirement obligation	180
Investment securities	1,514	Long-term unearned revenue	3,131
Long-term loans receivable	105	Other	116
Net defined benefit asset	65	Total Liabilities	14,403
Deferred tax assets	167
Other	1,025	(Net Assets)
Allowance for doubtful accounts	(1)	I. Shareholders’ Equity	4,372
		Capital stock	5,111
		Capital surplus	1,499
		Retained earnings	(2,217)
		Treasury shares	(21)
		II. Accumulated Other Comprehensive Income	(346)
		Valuation difference on available-for-sale securities	6
		Foreign currency translation adjustment	(370)
		Remeasurements of defined benefit plans	17
		Total Net Assets	4,025
Total Assets	18,428	Total Liabilities and Net Assets	18,428

Consolidated Statement of Income

(April 1, 2018 to March 31, 2019)

(Millions of yen)

Item	Amount
I. Net sales		23,568
II. Cost of sales		20,658
Gross profit		2,910
III. Selling, general and administrative expenses		4,544
Operating loss		1,634
IV. Non-operating income
Interest income	8
Dividend income	5
Share of profit of entities accounted for using equity method	58
Foreign exchange gain	182
Derivative income	5
Other	57	318
V. Non-operating expenses
Interest expenses	100
Sales discount	15
Commission paid	45
Other	20	181
Ordinary loss		1,497
VI. Extraordinary profit
Gain on sales of fixed assets	1
Gain on sales of investment securities	83
Gain on forgiveness of debts	4,947
Gain on transfer of retirement benefits for directors (and other officers)	91
Gain on sales of shares of subsidiaries	182	5,306
VII. Extraordinary loss
Loss on sales of shares of subsidiaries	270
Loss on sales of fixed assets	12
Loss on valuation of investment securities	71
Restructuring expenses	3,426
Impairment loss	101	3,882
Loss before income taxes		73
Income taxes - current	105
Income taxes - deferred	91	197
Net loss		270
Net loss attributable to owners of parent		270

Non-consolidated Balance Sheet

(As of March 31, 2019)

(Millions of yen)

Item	Amount	Item	Amount
(Assets)		(Liabilities)
I. Current Assets	8,288	I. Current Liabilities	4,460
Cash and deposits	3,373	Notes payable - trade	17
Notes receivable - trade	225	Accounts payable - trade	2,376
Accounts receivable - trade	1,887	Electronically recorded obligations -operating	13
Electronically recorded monetary claims - operating	40	Accounts payable	1,061
Merchandise and finished goods	1,210	Accrued expenses	21
Work in process	41	Income taxes payable	30
Raw materials and supplies	114	Provision for bonuses	93
Prepaid expenses	178	Provision for product warranties	224
Short-term loans receivable	746	Other	621
Other	471	II. Non-current Liabilities	7,133
II. Non-current Assets	4,150	Long-term loans payable	3,605
Property, plant and equipment	76	Provision for retirement benefits	161
Land	76	Deferred tax liabilities	98
Other	0	Provision for loss on business of subsidiaries and associates	45
Investments and other assets	4,074	Long-term unearned revenue	3,137
Investment securities	113	Other	84
Shares of subsidiaries and associates	1,895	Total Liabilities	11,594
Long-term loans receivable	1,032	(Net Assets)
Claims provable in bankruptcy, claims provable in rehabilitation and other	4,050	I. Shareholders’ Equity	838
Long-term prepaid expenses	836	Capital stock	5,111
Prepaid pension cost	35	Capital surplus	1,499
Other	161	Legal capital surplus	1,499
Allowance for doubtful accounts	(4,051)	Retained earnings	(5,751)
		Legal retained earnings	177
		Other retained earnings	(5,929)
		Retained earnings brought forward	(5,929)
		Treasury shares	(21)
		II. Valuation and translation adjustments	6
		Valuation difference on available-for-sale securities	6
		Total Net Assets	844
Total Assets	12,439	Total Liabilities and Net Assets	12,439

Non-consolidated Statement of Income

(April 1, 2018 to March 31, 2019)

(Millions of yen)

Item	Amount
I. Net sales		12,899
II. Cost of sales		11,412
Gross profit		1,486
III. Selling, general and administrative expenses		3,206
Operating loss		1,719
IV. Non-operating income
Interest income	22
Dividend income	170
Foreign exchange gain	139
Other	35	367
V. Non-operating expenses
Interest expenses	45
Sales discount	15
Commissions paid	19
Other	14	94
Ordinary loss		1,445
VI. Extraordinary income
Gain on sales of investment securities	83
Gain on sales of fixed assets	1
Gain on forgiveness of debts	4,444
Gain on transfer of retirement benefits for directors (and other officers)	90
Reversal of provision for loss on guarantees	182
Reversal of allowance for doubtful accounts	3	4,806
VII. Extraordinary loss
Loss on valuation of shares of subsidiaries and associates	1,166
Impairment loss	29
Loss on sales and retirement of fixed assets	0
Provision for loss on business of subsidiaries and associates	45
Loss on valuation of investment securities	67
Loss on sales of shares of subsidiaries	204
Restructuring expenses	1,607
Provision of allowance for doubtful accounts	1,391	4,512
Loss before income taxes		1,151
Income taxes - current	64
Income taxes - deferred	51	116
Net loss		1,267

(TRANSLATION) Copy of Auditor’s Report on the Consolidated Financial Statements

INDEPENDENT AUDITOR’S REPORT

May 23, 2019

To the Board of Directors of

Tabuchi Electric Co., Ltd.:

Deloitte Touche Tohmatsu LLC
Designated Limited Liability Partner, Engagement Partner,

Certified Public Accountant:
Shojiro Yoshimura

Designated Limited Liability Partner, Engagement Partner,

Certified Public Accountant:
Takashi Okumura

We have audited the accompanying consolidated balance sheet of Tabuchi Electric Co., Ltd. (the “Company”) and its consolidated subsidiaries as of March 31, 2019, the related consolidated statement of income and changes in equity for year then ended, and related notes, all expressed in Japanese yen, in accordance with Article 444, paragraph 4 of the Companies Act.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements, based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of March 31, 2019, and the results of their operations for the year then ended in accordance with accounting principles generally accepted in Japan.

Interest

Neither our firm nor any of the engagement partners has any interest in the Company as required to be disclosed herein under the provisions of the Certified Public Accountants Act.

The Independent Auditor’s Report herein is the English translation of the original in Japanese solely for the convenience of readers outside Japan.

(TRANSLATION) Copy of Auditor’s Report on the Financial Statements

INDEPENDENT AUDITOR’S REPORT

May 23, 2019

To the Board of Directors of

Tabuchi Electric Co., Ltd.

Deloitte Touche Tohmatsu LLC
Designated Limited Liability Partner, Engagement Partner,
Certified Public Accountant:
Shojiro Yoshimura

Designated Limited Liability Partner, Engagement Partner,
Certified Public Accountant:
Takashi Okumura

We have audited the accompanying non-consolidated balance sheet of Tabuchi Electric Co., Ltd. (the “Company”) as of March 31, 2019, the related non-consolidated statement of income and non-consolidated changes in equity for 81st fiscal year then ended, related notes and the accompanying supplemental schedules all expressed in Japanese yen, in accordance with Article 436, paragraph 2, item 1 of the Companies Act.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these non-consolidated financial statements and the accompanying supplemental schedules in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of non-consolidated financial statements and the accompanying supplemental schedules that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements and the accompanying supplemental schedules based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the accompanying supplemental schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the accompanying supplemental schedules. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements and the accompanying supplemental schedules, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements and the accompanying supplemental schedules in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the accompanying supplemental schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the non-consolidated financial statements and the accompanying supplemental schedules referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2019, and the results of their operations for the year then ended in accordance with accounting principles generally accepted in Japan.

Interest

Neither our firm nor any of the engagement partners has any interest in the Company as required to be disclosed herein under the provisions of the Certified Public Accountants Act.

The Independent Auditor’s Report herein is the English translation of the original in Japanese solely for the convenience of readers outside Japan.

Copy of the Audit Report of the Audit and Supervisory Committee

Audit Report

The Audit and Supervisory Committee has audited the execution of the Directors’ duties for the 81st fiscal year from April 1, 2018 to March 31, 2019, and hereby reports its audit method and the results of the audit as follows.

In accordance with the resolution of the extraordinary general meeting of shareholders held on December 18, 2018, all Directors and all Corporate Auditors of Tabuchi Electric Co., Ltd. (the “Company”) were replaced on January 22, 2019. In addition, in accordance with the resolution of the extraordinary general meeting of shareholders held on March 28, 2019, the Company transformed itself from a company with a Board of Corporate Auditors to a company with an Audit and Supervisory Committee. The Audit and Supervisory Committee took over the audits for the fiscal year ended March 31, 2019 from the Audit and Supervisory Board and continued its audit to cover the Company’s business activities and its consolidated financial statements for the period from April 1, 2018 to March 31, 2019.

1.	Methods and details of the audit

The Audit and Supervisory Committee received regular reports from Directors and employees, etc. regarding the contents of resolutions made by the Board of Directors on matters listed in Article 399-13, Paragraph 1, Item 1 (b) and (c) of the Companies Act and the status of the system that have been established and operated based on such resolutions (internal control system), requested explanations as necessary, and expressed its opinions regarding such reports. The Audit and Supervisory Committee conducted an audit in the following methods.

1)	In accordance with audit policies, the allocation of duties and other matters determined by the Audit and Supervisory Committee, and through collaboration with the internal control department of the Company, the Audit and Supervisory Committee Members attended important meetings, received reports from Directors and employees, etc. regarding the execution of their duties, requested explanations when necessary, inspected important approval documents and materials, and examined the status of operations and assets at the head office and principal business locations. Subsidiaries were audited by the Audit and Supervisory Committee Members through communication and exchange of information with Directors, Corporate Auditors and other relevant personnel of subsidiaries, and receiving reports on their business as necessary.

2)	The Audit and Supervisory Committee Members considered the summary of the basic policies stated in the Business Report pursuant to Article 118, Item 3 (a) and related measures stipulated in (b) of the same Item of the Regulation for Enforcement of the Companies Act, as well as the care taken pursuant to Article 118, item 5 (a), and the judgment and reasons thereof pursuant to (b) of the same Item of the said Regulation, based on the status of deliberations by the Board of Directors, among others.

3)	The Audit and Supervisory Committee Members monitored and verified whether the Accounting Auditor maintained its independence and conducted audits appropriately, received reports regarding the status of execution of its duties, and sought explanations as necessary. The Audit and Supervisory Committee Members also received notification from the Accounting Auditor that the “systems for ensuring that the performance of the duties of the Financial Auditor(s) are being carried out correctly” (matters listed in each item of Article 131 of the Regulation on Corporate Accounting) and have been developed in accordance with the “Standards on Quality Control for Audits” (Business Accounting Council, October 28, 2005), and sought explanations as necessary.

Based on the above methods, the Audit and Supervisory Committee reviewed the business report and the accompanying supplemental schedules, the non-consolidated financial statements (non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statement of changes in equity, and notes to non-consolidated financial statements), and the accompanying supplemental schedules, as well as the consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in equity, and notes to consolidated financial statements) related to the fiscal year under review.

2.	Audit results

(1)	Results of audits on the business report and others

1)	In our opinion, the business report and the accompanying supplemental schedules correctly present the status of the Company, in accordance with applicable laws and regulations as well as the Articles of Incorporation of the Company.

2)	We have found no facts of misconduct or material breaches of applicable laws, regulations, or the Company’s Articles of Incorporation concerning the execution of the Directors’ duties.

3)	In our opinion, the details of the resolution of the Board of Directors regarding the internal control system are reasonable. Furthermore, we have found no facts upon which to remark, regarding the details of the internal control system stated in the business report or the execution of the Directors’ duties.

4)	We verified the resolution of the Board of Directors to submit a proposal to this general meeting of shareholders to abolish the basic policies regarding the qualities of an entity which controls financial and business policies stated in the business report, and found it to be reasonable.

5)	We have no remarks on transactions with the parent company stated in the business report, concerning the care taken so such transactions will not to harm the interests of the Company, or the Board of Directors’ judgment on whether such transactions will harm the interests of the Company and reasons therefor.

(2)	Results of audits on the non-consolidated financial statements and the accompanying supplemental schedules

In our opinion, the methods and results of the audits conducted by Accounting Auditor Deloitte Touche Tohmatsu LLC are reasonable.

(3)	Results of audits on the consolidated financial statements

In our opinion, the methods and results of the audits conducted by Accounting Auditor Deloitte Touche Tohmatsu LLC are reasonable.

May 27, 2019

The Audit and Supervisory Committee of Tabuchi Electric Co., Ltd.

Audit and Supervisory Committee Member	Masataka Irie (Seal)
Audit and Supervisory Committee Member	Shiro Kasama (Seal)
Audit and Supervisory Committee Member	Kazutoshi Miyamoto (Seal)
Audit and Supervisory Committee Member	Daisuke Okamoto (Seal)

Note:	Audit and Supervisory Committee Members Shiro Kasama, Kazutoshi Miyamoto and Daisuke Okamoto are Outside Directors.